   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1996

                                               Registration No. 333-3263

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     -------

                                 AMENDMENT NO. 1
                                       to

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     -------

                              PLAINS RESOURCES INC.
             (Exact name of registrant as specified in its charter)

                    SEE TABLE OF ADDITIONAL REGISTRANTS BELOW

           DELAWARE                                   1311                                      13-2898764
(State or other jurisdiction of    Primary Industrial Classification Code Number     (I.R.S. Employer Identification No.)
 incorporation or organization)



                                1600 SMITH STREET
                              HOUSTON, TEXAS 77002
                                 (713) 654-1414

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     -------

                              MICHAEL R. PATTERSON
                       VICE PRESIDENT AND GENERAL COUNSEL
                              PLAINS RESOURCES INC.
                                1600 SMITH STREET
                              HOUSTON, TEXAS 77002
                                 (713) 654-1414
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                     -------

                                    COPY TO:
                                 JOHN A. WATSON
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                            HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

                                     -------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: |_|

                                     -------



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                         TABLE OF ADDITIONAL REGISTRANTS


================================================================================================================================
                                                                                                          ADDRESS, INCLUDING
                                                                                                             ZIP CODE, AND
                                                                                                          TELEPHONE NUMBER,
                                                                                                            INCLUDING AREA
                                                           PRIMARY STANDARD                                    CODE, OF
                                   STATE OR OTHER             INDUSTRIAL                                     REGISTRANT'S
                                   JURISDICTION OF       CLASSIFICATION CODE       IRS EMPLOYER ID        PRINCIPAL EXECUTIVE
            NAME                    INCORPORATION                NO.                     NO.                    OFFICES
- --------------------------------------------------------------------------------------------------------------------------------
Calumet Florida, Inc.                 Delaware                   1311                 35-1880416                   *

- --------------------------------------------------------------------------------------------------------------------------------
Plains Illinois Inc.                  Delaware                   1311                 76-0487569                   *

- --------------------------------------------------------------------------------------------------------------------------------
Plains Marketing &                    Delaware                   1311                 76-0339476                   *
Transportation Inc.

- --------------------------------------------------------------------------------------------------------------------------------
Plains Resources                      Delaware                   1311                 76-0040974                   *
International Inc.

- --------------------------------------------------------------------------------------------------------------------------------
PRI Producing Inc.                    Delaware                   1311                 73-1197243                   *

- --------------------------------------------------------------------------------------------------------------------------------
PLX Crude Lines Inc.                  Delaware                   1311                 76-0387477                   *

- --------------------------------------------------------------------------------------------------------------------------------
PLX Ingleside Inc.                    Delaware                   1311                 76-0493777                   *

- --------------------------------------------------------------------------------------------------------------------------------
Stocker Resources, Inc.              California                  1311                 33-0421175                   *

- --------------------------------------------------------------------------------------------------------------------------------
Plains Terminal &                     Delaware                   1311                 76-0376679                   *
Transfer Corporation

- --------------------------------------------------------------------------------------------------------------------------------
Stocker Resources, L.P.              California                  1311                 33-0430755                   *
================================================================================================================================


* 1600 Smith Street, Houston, Texas 77002, telephone (713) 654-1414.

                              PLAINS RESOURCES INC.

                              Cross-Reference Sheet
           (Pursuant to Rule 404(a) and Item 501(b) of Regulation S-K)

                        FORM S-4 ITEM AND CAPTION                             LOCATION OR PROSPECTUS CAPTION
                        -------------------------                             ------------------------------

1.        Forepart of Registration Statement and Outside           Outside Front Cover Page
          Front Cover Page of Prospectus

2.        Inside Front and Outside Back Cover Pages of             Inside Front Cover Page
          Prospectus

3.        Risk Factors, Ratio of Earnings to Fixed Charges         Prospectus Summary; Risk Factors
          and Other Information

4.        Terms of the Transaction                                 Prospectus Summary; The Exchange Offer;
                                                                   Description of the Exchange Notes; Certain
                                                                   Federal Income Tax Consequences

5.        Pro Forma Financial Information                          Incorporation of Certain Documents

6.        Material Contacts with the Company Being                 Not Applicable
          Acquired

7.        Additional Information Required for Reoffering by        Not Applicable
          Persons and Parties Deemed to Be Underwriters

8.        Interests of Named Experts and Counsel                   Legal Matters; Experts

9.        Disclosure of Commission Position on                     Not Applicable
          Indemnification for Securities Act Liabilities

10.       Information with Respect to S-3 Registrants              Prospectus Summary; Risk Factors; The
                                                                   Company; Description of Certain Indebtedness

11.       Incorporation of Certain Information by Reference        Incorporation of Certain Documents

12.       Information with Respect to S-2 or S-3 Registrants       Not Applicable

13.       Incorporation of Certain Information by Reference        Not Applicable

14.       Information with Respect to Registrants Other            Not Applicable
          Than S-3 or S-2 Registrants

15.       Information with Respect to S-3 Companies                Not Applicable

16.       Information with Respect to S-2 or S-3 Companies         Not Applicable

17.       Information with Respect to Companies Other              Not Applicable
          Than S-3 or S-2 Companies

18.       Information if Proxies, Consents or Authorizations       Not Applicable
          are to be Solicited

19.       Information if Proxies, Consents or Authorizations       Incorporation of Certain Documents
          are not to be Solicited or in an Exchange Offer

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AND OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


                 SUBJECT TO COMPLETION, DATED JUNE 19, 1996


PROSPECTUS

                                OFFER TO EXCHANGE

                                 ALL OUTSTANDING

               10 1/4 SENIOR SUBORDINATED NOTES DUE 2006, SERIES A
                   ($150,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                       FOR
               10 1/4 SENIOR SUBORDINATED NOTES DUE 2006, SERIES B
                         ($150,000,000 PRINCIPAL AMOUNT)
                                       OF
                            [PLAINS RESOURCES LOGO]

                         UNCONDITIONALLY GUARANTEED BY:

         CALUMET FLORIDA, INC.              PLAINS RESOURCES INTERNATIONAL INC.            STOCKER RESOURCES, INC.
          PLAINS ILLINOIS INC.                      PRI PRODUCING INC.                   PLAINS TERMINAL & TRANSFER
   PLAINS MARKETING & TRANSPORTATION               PLX CRUDE LINES INC.                          CORPORATION
                  INC.                              PLX INGLESIDE INC.                     STOCKER RESOURCES, L.P.

                                 --------------
                   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ________, 1996, UNLESS EXTENDED.

                                 --------------

         Plains Resources Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $150,000,000 of its Senior Subordinated Notes due 2006, Series B (the "Exchange Notes") for an equal principal amount of its outstanding 10 1/4% Senior Subordinated Notes due 2006, Series A (the "Outstanding Notes"), in integral multiples of $1,000. The Exchange Notes will be senior unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this offer, except for certain transfer restrictions and registration rights relating the Outstanding Notes and except for certain interest provisions relating to such rights. The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of March 15, 1996 (the "Indenture"), among the Company, the Subsidiary Guarantors and Texas Commerce Bank National Association, as trustee (the "Trustee"). See "Description of Exchange Notes". There will be no proceeds to the Company from this offering; however, pursuant to a Registration Rights Agreement dated as of March 19, 1996 (the "Registration Rights Agreement") among the Company, the Subsidiary Guarantors (as defined) and the Initial Purchasers (as defined) of the Outstanding Notes, the Company will bear certain offering expenses.

                                             (Cover text continued on next page)

                                 ---------------

         SEE "RISK FACTORS" ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER.

                                 ---------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                 ---------------

               THE DATE OF THIS OFFERING MEMORANDUM IS JUNE , 1996

         The Company will accept for exchange any and all validly tendered Outstanding Notes on or prior to 5:00 p.m., New York City time, on ______________, 1996, [30 business days after effective date] unless extended (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. Texas Commerce Bank National Association is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

         The Exchange Notes will bear interest from the date of issuance (or the most recent Interest Payment Date (as defined) to which interest on such Exchange Notes has been paid), at a rate equal to 10 1/4% per annum and on the same terms as the Outstanding Notes. Interest on the Exchange Notes will be payable semiannually on March 15 and September 15 of each year commencing September 15, 1996. Accrued interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes will be payable on or before September 15, 1996. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes will begin to accrue.

         The Company's obligation to pay the principal of, premium, if any, and interest on the Exchange Notes will be unconditionally guaranteed, on a joint and several basis, by the following subsidiaries of the Company: Calumet Florida, Inc., Plains Illinois Inc., Plains Marketing & Transportation Inc., Plains Resources International Inc., PRI Producing Inc., PLX Crude Lines Inc., PLX Ingleside Inc., Stocker Resources, Inc., Plains Terminal & Transfer Corporation, and Stocker Resources, L.P. (the "Subsidiary Guarantors").

         The Outstanding Notes were sold by the Company on March 19, 1996 to the Initial Purchasers in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchasers subsequently placed the Outstanding Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and to four institutional "Accredited Investors" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act ("Institutional Accredited Investors"). Accordingly, the Outstanding Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer".

         Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Persons wishing to exchange Outstanding Notes in the Exchange Offer must represent to the Company that such conditions have been met.

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, if requested by a Participating Broker-Dealer, it will use its best efforts to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale for a period of up to six months or such earlier date as such Participating Broker-Dealer shall have notified the Company in writing that such Participating Broker-Dealer has resold all Exchange Notes acquired in the Exchange Offer. See "Plan of Distribution".

         The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they intend to make a market in the Exchange Notes; however, they are not obligated to do so and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

         Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof.

         The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Notes representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Exchange Notes, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Notes on the terms set forth in the Indenture. See "Description of Exchange Notes--Book Entry; Delivery and Form".

                           ---------------------------


         No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Exchange Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

         UNTIL ________, 1996 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                TABLE OF CONTENTS

                                                      PAGE                                                                      PAGE
                                                      ----                                                                      ----

Available Information.....................................  3         The Company...............................................  29
Incorporation of Certain Documents........................  4         Description of Certain Indebtedness.......................  32
Prospectus Summary........................................  6         Description of the Exchange Notes.........................  34
Risk Factors.............................................. 14         Plan of Distribution......................................  63
The Exchange Offer........................................ 20         Legal Matters.............................................  64
Certain Federal Income Tax Consequences................... 27         Experts...................................................  64
Use of Proceeds........................................... 27

                              AVAILABLE INFORMATION

         The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the

Commission. Such reports, proxy statements and other information are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the Commission from the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http:\\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Common Stock of the Company ("Common Stock") is traded on the American Stock Exchange, and such reports, proxy statements and other information may be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.


         So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Outstanding Notes and the Exchange Notes. The Company has agreed that, even if it is entitled under the Exchange Act not to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Outstanding Notes or Exchange Notes as if it were subject to such periodic reporting requirements.

         In addition, the Company has agreed that for so long as any of the Notes are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, it will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act until such time as the Company has either exchanged the Outstanding Notes for the Exchange Notes or until such time as the holders thereof have disposed of such Outstanding Notes pursuant to an effective registration statement filed by the Company.

                       INCORPORATION OF CERTAIN DOCUMENTS


         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Company's Current Report on Form 8-K filed with the Commission on January 4, 1996, as amended by Amendment No.1 on Form 8-K/A filed with the Commission on February 21, 1996, the Company's Current Report on
Form 8-K filed with the Commission on March 5, 1996, and the Company's Quarterly Report on Form 10-Q filed with the Commission on May 9, 1996, are hereby incorporated herein by reference.


         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Exchange Notes, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or replaces such statement.

         The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Plains Resources Inc., 1600 Smith Street, Houston, Texas 77002, Attention: Investor Relations Department, telephone (713) 654-1414.

                               CERTAIN DEFINITIONS

         As used in this Prospectus, "Mcf" means thousand cubic feet, "Bbl" means barrel, "BOE" means barrel of oil equivalent and "MCFE" means Mcf of natural gas equivalent. Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids. "Present Value of Proved Reserves" means the present value (discounted at 10%) of estimated future net cash flows (before income taxes) of proved oil and natural gas reserves based on product prices in effect on the date of determination. "EBITDA" means earnings before interest, taxes, depreciation, depletion and amortization. "Notes" includes the Outstanding Notes, the Exchange Notes and any Private Exchange Notes (as defined).

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto set forth in this Prospectus. As used herein, the terms "Company" and "Plains" mean Plains Resources Inc. and its subsidiaries, except as the context may otherwise require.

                                   THE COMPANY

         Plains is an independent energy company engaged in the acquisition, exploitation, development, exploration and production of oil and natural gas and the marketing, transportation, terminalling and storage of crude oil. The Company's upstream oil and natural gas activities are focused in the Los Angeles Basin of California (the "LA Basin"), the Sunniland Trend of South Florida (the "Sunniland Trend"), the Illinois Basin and the Gulf Coast area of Louisiana. The Company's downstream marketing activities are concentrated in Oklahoma, where it owns a two million barrel, above ground crude oil terminalling and storage facility, Texas and the Gulf Coast area of Louisiana. Plains' upstream operations contributed approximately 90% of the Company's pro forma EBITDA for the fiscal year ending December 31, 1995, while the Company's downstream activities accounted for the remainder.

         The Company has experienced significant growth over the last four years. The Company's proved reserves, Present Value of Proved Reserves, and the standardized measure of discounted future net cash flows determined in accordance with generally accepted accounting principles, have increased from
13.7 million BOE, $71.7 million, and $69.9 million, respectively, at December 31, 1991 to 101.6 million BOE, $366.8 million and $304.8 million, respectively, at December 31, 1995. Over the same period, the Company's average reserve replacement ratio was 617%, EBITDA increased over 400% from $9.0 million for 1991 to $45.3 million for 1995, pro forma for the Illinois Basin Acquisition (as defined below), and cash provided by operating activities increased from $6.1 million in 1991 to $27.5 million in 1995, pro forma for the Illinois Basin Acquisition. Such additional proved reserves were added at an aggregate average finding and development cost of $2.38 per BOE ($0.40 per MCFE). During 1995, pro forma for the Illinois Basin Acquisition, the Company's net production averaged approximately 16,657 BOE per day and its unit gross profit (gross margin less upstream general and administrative expense) averaged $6.75 per BOE ($1.13 per
MCFE). On a BOE basis, the Company's proved reserves are approximately 93% crude oil, condensate and natural gas liquids and 71% of its total proved reserves are classified as proved developed. The Company's reserve base is long-lived with an average reserve life, or reserves to production ratio, of 16.7 years (11.9 years based on proved developed reserves only), pro forma for the Illinois Basin Acquisition. Net cash flows used in investing activities were $76.5 million, $40.2 million and $64.4 million for 1993, 1994 and 1995, respectively. Net cash flows provided by financing activities were $44.7 million, $19.3 million and $52.3 million for 1993, 1994 and 1995, respectively.

         The Company's significant increase in proved reserves, production and cash flow from oil and natural gas producing activities is attributable to the acquisition and subsequent exploitation of its LA Basin Properties and Sunniland Trend Properties and the recent acquisition of the Illinois Basin Properties. These three core areas are comprised primarily of crude oil properties with established production histories and together account for approximately 96% of the Company's year-end 1995 proved reserves. The Company believes these properties include a significant inventory of lower risk, high return exploitation and development projects that are expected to contribute to the Company's future growth in production and reserves. During 1996, the Company estimates it will spend approximately $40 million on the development and exploitation of its LA Basin, Sunniland Trend and Illinois Basin Properties. The Company operates and owns a 100% working interest in its major fields in each of these areas, which enables the Company to control the exploitation of such properties.

         The Company's marketing effort entails purchasing crude oil from producers and marketing it to the refining sector. The Company aggregates these volumes at major crude oil interchanges and trading locations and is therefore able to obtain higher prices for its own production while realizing profits on the production purchased from others. The Company owns and operates a two million barrel, above ground crude oil storage and terminalling facility in Cushing, Oklahoma (the "Cushing Terminal"), the United States' largest inland crude oil interchange and trading location. This facility enhances the competitive marketing ability of the Company by enabling it to take crude oil from different sources and make physical delivery of crude oil in Cushing, the NYMEX designated delivery location. The Company's downstream activities have expanded significantly over the last four years, with downstream gross margin (revenues less direct expenses of purchases, transportation, storage and terminalling) increasing over 400% from $1.2 million in 1991 to $6.4 million in 1995. Based on additional capacity available at the Cushing Terminal, the Company believes it can increase its downstream gross profit without expending substantial additional capital.

         The Company's upstream and downstream business activities focus on crude oil as the primary product. As a result of inefficiencies inherent in the crude oil markets and the U.S. pipeline and transportation infrastructure, management believes its competitive abilities are enhanced by the alternatives afforded it by its proprietary access to the Cushing Terminal. The Company's crude oil marketing expertise further provides it with a competitive advantage in obtaining higher prices for the Company's existing production and identifying potential crude oil price enhancements for properties targeted for acquisition.

BUSINESS STRATEGY

         The Company's business strategy is to increase its proved reserves and cash flow by exploiting and producing oil and natural gas from its existing properties, acquiring additional underdeveloped oil properties and exploring for significant new sources of reserves. The Company concentrates its exploitation efforts on mature but underdeveloped crude oil producing properties in areas that meet the Company's targeted criteria. Generally, such properties were previously owned by major integrated oil and gas companies or large independent oil and gas companies. Management believes that it has developed a proven record in acquiring and exploiting underdeveloped crude oil properties where it believes substantial reserve additions and cash flow increases can be made through improved production practices and recovery techniques and relatively low risk development drilling. An integral component of the Company's exploitation efforts is to increase unit operating margins, and therefore cash flow, by reducing unit production expenses and increasing wellhead price realizations. The Company also seeks to capitalize on downstream opportunities that complement its oil producing activities. The Company's marketing of its crude oil production takes advantage of the marketing expertise and economies of scale attributable to its downstream activities. As part of its business strategy, the Company periodically evaluates, and from time to time has elected to sell, certain of its fully developed producing properties. Such sales enable the Company to maintain financial flexibility, control overhead and redeploy the sales proceeds to activities that have potentially higher financial returns.

         In order to manage its exposure to commodity price risk, the Company has routinely hedged a portion of its crude oil production. For 1996, the Company has committed an average of approximately 12,100 Bbls of oil per day to fixed price arrangements that expire at various times throughout 1996. Such arrangements represent approximately 79% of the Company's pro forma average daily oil production for 1995 and partially mitigate the adverse impact of potential oil price declines on the Company's operating results.

RECENT ACQUISITION

         On December 22, 1995, the Company acquired all of Marathon Oil Company's upstream oil and gas assets in the Illinois Basin (the "Illinois Basin Properties"). The acquisition of the Illinois Basin Properties (the "Illinois Basin Acquisition") was effective as of November 1, 1995. As a result of such acquisition, the Company added approximately 17.3 million barrels of oil to its proved reserve base at an aggregate cost of approximately $51.5 million, or an average of $2.98 per BOE ($0.50 per MCFE). The Company intends to aggressively exploit these properties to evaluate additional reserve potential identified during its acquisition analysis. In addition, the Company's exploitation plan for the Illinois Basin Properties targets improving the unit gross margin by decreasing unit production expenses and increasing price realizations as well as increasing production volumes by conducting production enhancement activities similar to those employed in its LA Basin Properties and Sunniland Trend Properties.

                                              THE EXCHANGE NOTE OFFERING

The Outstanding Notes....................  The Outstanding Notes were sold by the Company on March 19, 1996, to
                                            Jefferies & Company, Inc., Bear Stearns Co. Inc, Chemical Securities Inc.
                                            and ING Baring (U.S.) Securities, Inc.) (collectively, the "Initial
                                            Purchasers") pursuant to a Purchase Agreement dated March 14, 1996 (the
                                            "Purchase Agreement").  The Initial Purchasers subsequently resold the
                                            Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to Institutional Accredited Investors.

Registration Requirements................  Pursuant to the Purchase Agreement, the Company and the Initial Purchasers
                                            entered into a Registration Rights Agreement dated March 14, 1996 (the
                                            "Registration Rights Agreement"), which grants the holders of the
                                            Outstanding Notes certain exchange and registration rights.  The Exchange
                                            Offer is intended to satisfy such exchange rights, which terminate upon the consummation of the Exchange Offer.  If applicable law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or in certain other circumstances, the
                                            Company has agreed to file a shelf registration (the "Shelf Registration
                                            Statement") covering resales of Transfer Restricted Securities (as defined).
                                            See "The Exchange Offer--Resale of Exchange Notes".

                                               THE EXCHANGE OFFER

Securities Offered.......................  $150,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2006,
                                            Series B.

The Exchange Offer.......................  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes.  As of the date hereof,
                                            $150,000,000 aggregate principal amount of Outstanding Notes are outstanding.  The Company will issue the Exchange Notes to holders on
                                            ________, 1996 (the "Exchange Date").

                                           Based on an interpretation of the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the
                                            Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                                           Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.  A broker-
                                            dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the
                                            Securities Act and will be bound by the provisions of the Registration
                                            Rights Agreement (including certain indemnification rights and obligations).
                                            This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange

                                          Notes received in exchange for Outstanding Notes where such
                                           Outstanding Notes were acquired  by such broker-dealer as a result of market-making activities or other trading activities.  The Company has agreed that, if requested by a Participating Broker-Dealer, it will use its best efforts to make this Prospectus available to any Participating
                                           Broker-Dealer for use in connection with any such resale for a period of up to six months or such earlier date as such Participating
                                           Broker-Dealer shall have notified the Company in writing that such
                                           Participating Broker-Dealer has resold all Exchange Notes acquired in the Exchange Offer. See "Plan of Distribution".

                                          Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the
                                           Exchange Notes could not rely on the position of the staff of the
                                           Commission enunciated in Exxon Capital Holdings Corporation (available
                                           April 13, 1989) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction.
                                           Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date.......................... 5:00 p.m., New York City time, on ________, 1996.

Interest on the Notes.................... The Exchange Notes will bear interest from the date of issuance of the
                                           Exchange Notes.  Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from March 19, 1996, the date of issuance of the Outstanding Notes, through the Exchange Date will be payable on or before September 15, 1996.

Procedures for Tendering
    Outstanding Notes.................... Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Outstanding Notes and any other required documentation to the Exchange Agreement at the address set forth herein.
                                           By executing the Letter of Transmittal, each holder will represent to the
                                           Company that, among other things, the holder or the person receiving such
                                           Exchange Notes, whether or not such person is the holder, is acquiring the
                                           Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes.
                                           In lieu of physical delivery of the certificates representing Outstanding
                                           Notes, tendering holders may transfer notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer--Procedures for
                                           Tendering".

Special Procedures for Beneficial
     Owners..............................  Any beneficial owner whose Outstanding Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

                                           If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of
                                            Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures...........  Holders of Outstanding Notes who wish to tender their Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or
                                            comply with the procedures for book-entry transfer) prior to the Expiration
                                            Date must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                                            Procedures".

Withdrawal Rights........................  Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date pursuant to the procedures described under
                                            "The Exchange Offer--Withdrawal of Tenders".

Acceptance of Outstanding Notes and
    Delivery of Exchange Notes...........  Subject to certain conditions, the Company will accept for exchange any and all Outstanding Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date.  The Exchange
                                            Notes issued pursuant to the Exchange Offer will be delivered on the
                                            Exchange Date.  See "The Exchange Offer--Terms of the Exchange Offer".
Federal Income Tax
    Consequences.........................  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes.  See "Certain Federal Income Tax
                                            Consequences".

Private Exchange Notes...................  The Registration Rights Agreement provides that if, prior to consummation of the Exchange Offer, any of the Initial Purchasers holds any Outstanding
                                            Notes acquired by it and having, or which are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution, or any other holder of Outstanding Notes is not entitled to participate in the Exchange Offer, the Company upon the request of such
                                            Initial Purchaser or any such holder shall, simultaneously with the delivery of the Exchange Notes in the Exchange Offer, issue and deliver to such
                                            Initial Purchasers and any such holder, in exchange (the "Private
                                            Exchange") for such Outstanding Notes held by such Initial Purchaser and any such holder, a like principal amount of debt securities of the Company that are identical in all material respects to the Exchange Notes (the "Private
                                            Exchange Notes") (and which were issued pursuant to the same indenture as the Exchange Notes).  The Private Exchange Notes are not covered by the registration statement of which this Prospectus is a part and are not being offered hereby.  Any Private Exchange Notes will be entitled to all the rights and subject to all the limitations applicable thereto under the
                                            Indenture, and will be subject to the same restrictions on transfer applicable to untendered Outstanding Notes.  See "The Exchange Offer--Consequences
                                            of Failure to Exchange".  However, pursuant to the Registration Rights
                                            Agreement, holders of Private Exchange Notes have certain rights to require the Company to file and maintain a shelf registration statement that would allow resales of such Private Exchange Notes owned by such holders.  See
                                            "The Exchange Offer--Shelf Registration Statement".

Effect on Holders of
    Outstanding Notes....................  As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and, with certain exceptions noted below, holders of Outstanding Notes who do not tender their Outstanding Notes will not have any further registration rights under the Registration Rights Agreement or otherwise.  Such holders will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the
                                            Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange
                                            Offer.  All untendered Outstanding Notes will continue to be subject to certain restrictions on transfer.  Accordingly, if any Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market of the untendered Outstanding Notes could be adversely affected.

Shelf Registration Statement.............  If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission or (ii) any holder of an Outstanding Note notifies the Company on or prior to the Exchange Date that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange
                                            Offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or (C) it is a broker-dealer that owns Outstanding Notes (including an initial purchaser that holds Outstanding Notes as part of an unsold allotment from the original offering of the Outstanding Notes) acquired directly from the
                                            Company or an affiliate of the Company or (iii) any holder of Private
                                            Exchange Notes so requests within 120 days after the consummation of the
                                            Exchange Offer, the Company has agreed to file and maintain a shelf registration statement that would allow resales of transfer restricted
                                            Outstanding Notes, Exchange Notes or Private Exchange Notes owned by such holders.

Exchange Agent...........................  Texas Commerce Bank National Association.

                                               SUMMARY OF TERMS OF THE EXCHANGE NOTES

Securities Offered.......................  $150,000,000 principal amount of 10 1/4% Senior Subordinated Notes due
                                            2006, Series B.

Maturity Date............................  March 15, 2006.

Interest Rate and Payment Dates..........  The Exchange Notes will bear interest at a rate of 10 1/4% per annum.
                                            Interest on the Exchange Notes will accrue from the date of issuance thereof and will be payable semi-annually in cash in arrears on each March 15 and
                                            September 15, commencing September 15, 1996.

Optional Redemption......................  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, from time to time on or after March 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest to the applicable redemption date. In addition, prior to March 15, 1999,
                                            $45 million in principal amount of the Exchange Notes are redeemable at the option of the Company, in whole or in part, from time to time, at
                                            110 1/4% of the principal amount thereof, with the Net Proceeds (as defined) of any Public Equity Offering (as defined) provided that at least $105 million in aggregate principal amount of Notes remains outstanding immediately after such redemption. See "Description of the
                                            Exchange Notes--Redemption and Repurchase".

Change of Control........................  In the event of a Change of Control (as defined) and a corresponding Rating
                                            Decline (as defined), the Company will be required to make an offer to repurchase the Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.  See "Description of the Exchange Notes--Change of Control".

Certain Covenants........................  The Exchange Notes will be issued under the Indenture, which contains covenants, including but not limited to covenants with respect to the following matters: (i) limitations on incurrence of additional indebtedness;
                                            (ii) limitations on certain investments; (iii) limitations on restricted payments; (iv) limitations on disposition of assets; (v) limitation on dividends and other payment restrictions affecting subsidiaries;
                                            (vi) limitations on transactions with affiliates; (vii) limitations on liens; and
                                            (viii) restrictions on mergers, consolidations and transfers of assets.  See
                                            "Description of the Exchange Notes--Certain Covenants".

Ranking..................................  The Exchange Notes will be unsecured senior subordinated obligations of the
                                            Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Revolving Credit Facility (as defined).  The Company may not incur any indebtedness senior to the Exchange Notes which is expressly subordinated to any other Senior Indebtedness.  As of March 31,
                                            1996, (i) the Company had Senior Indebtedness outstanding of $71 million
                                            (which excludes $38.5 million representing Company guarantees of
                                            Guarantor Senior Indebtedness), and (ii) the Subsidiary Guarantors had no
                                            Guarantor Senior Indebtedness outstanding (other than $62.4 million representing guarantees of parent Senior Indebtedness and $38.5 million consisting of letters of credit).  See "Description of the Exchange
                                            Notes--Subordination".

Guarantees...............................  The Exchange Notes will be guaranteed (the "Guarantees") by all of the
                                            Company's principal subsidiaries (the "Subsidiary Guarantors").  The
                                            Guarantees will be unsecured senior subordinated obligations of the
                                            Subsidiary Guarantors, will be subordinated in right of payment to all
                                            Guarantor Senior Indebtedness and may be released under certain circumstances.  See "Description of the Exchange Notes--Senior
                                            Subordinated Guarantees of Exchange Notes".


                                                       RISK FACTORS

         An investment in the Notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the Notes. See "Risk Factors".

                       SUMMARY RESERVE AND PRODUCTION DATA
             (IN THOUSANDS, EXCEPT PER UNIT INFORMATION AND RATIOS)

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          -----------------------

                                                                               1992          1993          1994           1995
                                                                               ----          ----          ----           ----


PROVED RESERVE DATA

ESTIMATED NET PROVED RESERVES (AT PERIOD END)
  Crude oil and natural gas liquids (Bbls) ............................       33,390        38,810(1)       61,459        94,408
  Natural gas (Mcf) ...................................................       39,861        49,397          51,009        43,110
Oil equivalent (BOE) ..................................................       40,034        47,043          69,960       101,593
Percentage proved developed ...........................................           69%           75%             77%           71%
West Texas Intermediate crude oil posted price
  at December 31 ........................................................   $  18.00      $  12.50(1)     $  16.00      $  18.00

ESTIMATED FUTURE NET CASH FLOWS (BEFORE INCOME TAXES) .................     $271,894      $231,484        $416,998      $713,142

$RESENT VALUE OF PROVED RESERVES ......................................     $155,360      $134,539(1)     $229,371      $366,780
  Percentage proved developed .........................................           73%           79%             84%           74%

PROVED RESERVES TO PRODUCTION RATIO (YEARS) ...........................         15.2          11.1            15.8          16.7(2)
PROVED DEVELOPED RESERVES TO PRODUCTION RATIO (YEARS) .................         10.5           8.3            12.2          11.9(2)

ANNUAL RESERVE ADDITION ACTIVITY

  Total upstream capital costs incurred ...............................     $ 68,209      $ 61,769        $ 40,849      $ 84,012
  Proved reserve additions (BOE) ......................................       29,027        11,457          27,438        39,328
  Percentage of total upstream capital costs attributable to:

   Acquisition ........................................................           56%           40%             48%           71%
   Development and exploitation .......................................           17%           43%             38%           27%
   Exploration ........................................................           27%           17%             14%            2%

  Four year average reserve replacement cost (per BOE)(3) .............     $   3.51      $   3.79        $   2.77      $   2.38
  Four year average reserve replacement ratio(4) ......................          763%          559%            595%          617%(2)

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                             -----------------------

                                                                                                                           PRO FORMA
                                                                         1992         1993         1994         1995         1995(5)
                                                                       ---------    ---------    ---------    ---------    ---------

PRODUCTION DATA

ANNUAL PRODUCTION VOLUMES
  Crude oil and natural gas liquids (Bbls) ........................        2,030        3,556        3,835        4,376        5,617
  Natural gas (Mcf) ...............................................        3,584        4,176        3,569        2,778        2,778
  Oil equivalent (BOE) ............................................        2,627        4,252        4,430        4,839        6,080

UNIT ECONOMICS

  Average sales price per BOE .....................................    $   14.61    $   13.52    $   12.92    $   13.24    $   14.17
  Production expense per BOE ......................................         7.36         6.65         6.15         6.25         6.60
                                                                       ---------    ---------    ---------    ---------    ---------
  Gross margin per BOE ............................................         7.25         6.87         6.77         6.99         7.57
  Upstream general and administrative expenses per BOE(6)  ........         2.48         1.34         1.04         0.99         0.82
                                                                       ---------    ---------    ---------    ---------    ---------
  Gross profit per BOE ............................................    $    4.77    $    5.53    $    5.73    $    6.00    $    6.75
                                                                       =========    =========    =========    =========    =========

(1) A large portion of the Company's reserve base is comprised of long-life oil properties that are sensitive to low crude oil prices. During the fourth quarter of 1993, crude oil prices declined significantly, with the posted price for West Texas Intermediate crude oil ending the year at $12.50 per Bbl, the lowest year-end oil price in the 13 years since U.S. crude oil prices were deregulated. Such low prices had an adverse effect on proved reserves and the Present Value of Proved Reserves at December 31, 1993.

(2) Pro forma for the Illinois Basin Acquisition (see footnote (5) below).

(3) The four-year average reserve replacement cost per BOE is calculated by dividing (a) total upstream capital expenditures for the trailing four year period by (b) the sum of reserves added through purchases of reserves in place, extensions, discoveries and other additions and the effects of revisions ("Reserve Additions") for such period. Reserve information at each year-end is based on reports prepared by independent petroleum engineers.

(4) The four year average reserve replacement ratio is calculated by dividing
    (a) aggregate Reserve Additions for the trailing four year period by (b) aggregate production for such period.

(5) Pro forma information assumes the Illinois Basin Acquisition occurred as of January 1, 1995.

(6) Upstream general and administrative ("G&A") expenses per BOE are calculated by dividing (a) total G&A expenses for each year, excluding G&A expenses related to the Company's downstream activities, by (b) each respective year's production.

                                  RISK FACTORS

         Each investor should carefully examine this entire Prospectus and should give particular attention to the risk factors set forth below.

LEVERAGE AND DEBT SERVICE


         As of December 31, 1995, as adjusted for the issuance of the Outstanding Notes and the application of the net proceeds therefrom, the Company's total long-term debt and stockholders' equity would have been $220.9 million and $68.8 million, respectively. In addition, the Company may currently incur additional indebtedness under its credit facilities. The Company's Revolving Credit Facility (as defined under "Description of Certain Indebtedness") currently consists of a $125 million borrowing base, of which approximately $69.3 million is outstanding as of June 15, 1996. The Company's level of indebtedness will have several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of its existing debt, including the Exchange Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.


SUBSTANTIAL CAPITAL REQUIREMENTS

         The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploitation, development, exploration and production of oil and gas reserves. Historically, the Company has financed these expenditures primarily with cash generated by operations, bank borrowings, the offering of senior subordinated notes and the sale of common stock and preferred stock. The Company intends to make an aggregate of approximately $48 million in capital expenditures in 1996. The Company believes that it will have sufficient cash provided by operating activities and borrowings under the Revolving Credit Facility to fund such planned capital expenditures. If revenues or the Company's borrowing base decrease as a result of lower oil and gas prices, operating difficulties or declines in reserves, the Company may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

SUBORDINATION AND CORPORATE STRUCTURE

         The payment of principal of, premium, if any, and interest on, the Exchange Notes will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the date of the Indenture or later incurred. In the event of any default in the payment of the principal or interest with respect to any Senior Indebtedness, no payment with respect to the principal of, premium, if any, or interest on, the Exchange Notes will be made by the Company unless and until such default has been cured or waived. In addition, upon the occurrence of any other event of default entitling the holders of Senior Indebtedness to accelerate the maturity thereof and receipt by the Trustee of written notice of such occurrence, the holders of Senior Indebtedness will be able to block payment on the Exchange Notes for specified periods of time. All of the Company's principal subsidiaries will initially guarantee payments under the Exchange Notes. Such Guarantees will be subordinated to Guarantor Senior Indebtedness of the Company's subsidiaries and may be released under certain circumstances, including the designation of such subsidiary as an Unrestricted Subsidiary (as defined) pursuant to the terms of the Indenture. See "Description of the Exchange Notes--Guarantees of Exchange Notes".

         Upon any payment or distribution of the Company's assets to creditors upon any dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency, receivership or other proceedings relating to the Company, whether voluntary or involuntary, the holders of Senior Indebtedness will be entitled first to receive payment in full of all amounts due thereon before the holders of the Exchange Notes will be entitled to receive any payment upon the principal of, or premium, if any, or interest on, the Exchange Notes. By reason of such subordination, in the event of the insolvency of the Company, holders of the Exchange Notes may recover less, ratably, than holders of Senior Indebtedness and other creditors of the Company or may recover nothing. The terms and conditions of the subordination provisions pertinent to the Exchange Notes are described in more detail in "Description of the Exchange Notes--Subordination".

         Substantially all of the Company's operating income is generated by its subsidiaries. As a result, the Company has generally relied, and will continue to rely, on distributions or advances from its subsidiaries to provide the funds necessary to meet its debt service obligations, including the payment of principal and interest on the Exchange Notes. Should the Company fail to satisfy any payment obligation under the Exchange Notes, the holders would have a direct claim therefor against the Subsidiary Guarantors pursuant to their Guarantees. However, the capital stock of, and substantially all of the assets of, the Subsidiary Guarantors are pledged to secure their obligations under the Revolving Credit Facility and related guarantees. The Indenture imposes certain limits on the ability of the Company and its subsidiaries (other than Unrestricted Subsidiaries) to incur additional indebtedness and to enter into agreements that would restrict the ability of such subsidiaries to make distributions, loans or other payments to the Company. However, these limitations are subject to various qualifications. For additional detail on these Indenture provisions and the applicable qualifications, see "Description of the Exchange Notes--Certain Covenants".

REPURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL OR ASSET SALES

         Upon the occurrence of a Change of Control and a corresponding Rating Decline, the Company must offer to purchase all Exchange Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. In the event of certain asset dispositions, the Company will be required under certain circumstances to use the Excess Proceeds (as defined) to offer to purchase the Exchange Notes at 100% of the principal amount thereof, plus accrued interest to the date of purchase (an "Excess Proceeds Offer"). See "Description of the Exchange Notes--Certain Covenants".

         Prior to commencing such an offer to purchase, the Company may be required to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Exchange Notes, including that under the Revolving Credit Facility, or (ii) obtain any requisite consent to permit the repurchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, then the Company will be unable to offer to purchase the Exchange Notes and such failure will constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control or Excess Proceeds Offer to repurchase the Exchange Notes.

         The events that require a Change of Control or Excess Proceeds Offer under the Indenture may also constitute events of default under the Revolving Credit Facility or other Senior Indebtedness of the Company. Such events may permit the lenders under such debt instruments to accelerate the debt and, if the debt is not paid, to commence litigation which could ultimately result in a sale of substantially all the assets of the Company to satisfy the debt, thereby limiting the Company's ability to raise cash to repurchase the Exchange Notes and reducing the practical benefit of the offer to purchase provisions to the holders of the Exchange Notes.

MARKET CONDITIONS AND VOLATILITY OF OIL AND NATURAL GAS PRICES

         The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The price received by the Company for its oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond the Company's control, including seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and policies. Decreases in the prices of oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of the Company's proved reserves and the Company's revenues, profitability and cash flow. Although the Company is not currently experiencing any significant involuntary curtailment of its natural gas production, market, economic and regulatory factors may in the future materially affect the Company's ability to sell its natural gas production.

         In order to manage its exposure to price risks in the marketing of its oil and natural gas, the Company from time to time enters into fixed price delivery contracts, financial swaps and oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, the Company may sell a futures contract and thereafter either (i) make physical delivery of its product to comply with such contract or (ii) buy a matching futures contract to unwind its futures position and sell its production to a customer. These same techniques are also utilized to manage price risk for certain production purchased from customers of the Company's marketing subsidiary, Plains Marketing & Transportation Inc. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase or deliver the contracted quantities of oil or natural gas, or a sudden, unexpected event materially impacts oil or natural gas prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in oil and natural gas prices.

OPERATING HAZARDS AND UNINSURED RISKS

         The Company's operations are subject to all of the risks normally incident to the exploration for and the production of oil and natural gas, including blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. The relatively deep drilling conducted by the Company from time to time involves increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable. The Company's operations in the LA Basin, including transportation of crude oil by pipelines within the city of Los Angeles, are especially susceptible to damage from earthquakes and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of the area. Although the Company maintains insurance coverage considered to be customary in the industry, it is not fully insured against certain of these risks, including, in certain instances, earthquake risk in the LA Basin, either because such insurance is not available or because of high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on the Company's financial position.

BUSINESS RISKS

         The Company must continually acquire, explore for, develop or exploit new oil and natural gas reserves to replace those produced or sold. Without successful drilling, acquisition or exploitation operations, the Company's oil and natural gas reserves and revenues will decline. Drilling activities are subject to numerous risks, including the risk that no commercially viable oil or natural gas production will be obtained. The decision to purchase, explore, exploit or develop an interest or property will depend in part on the evaluation of data obtained through geophysical and geological analyses and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain. Drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, compliance with government permitting requirements, shortages of or delays in obtaining equipment, reductions in product prices or limitations in the market for products. The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. Natural gas wells may be shut in for lack of a market or due to inadequacy or unavailability of natural gas pipeline or gathering system capacity.

         Substantially all of the Company's California crude oil production and all of the Company's South Florida crude oil production is transported by two pipelines owned by third parties. The inability of either one of these pipelines to provide transportation services to the Company in the future could result in the involuntary curtailment of a significant portion of the Company's crude oil production.

UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET CASH FLOWS

         There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the Present Value of Proved Reserves set forth in this Prospectus represents estimates only and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. In this regard, the information set forth in this Prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any downward revisions could adversely affect the Company's financial condition, borrowing base under the Revolving Credit Facility, future prospects and market value of its securities.

LEGAL PROCEEDINGS

         The Company and certain of its officers and directors and a former director and officer were named in two class action lawsuits filed in 1992 and 1993 seeking an aggregate of approximately $90 million in compensatory damages and punitive damages in an unspecified amount for alleged violations of the federal securities laws and state common law arising out of certain alleged misrepresentations and omissions in the Company's disclosure regarding its onshore natural gas exploration activities. On March 6, 1996, the Company announced that it had notified the court that a settlement in principle had been reached in such cases. Under the terms of the settlement, the plaintiffs agree to dismiss all claims against the Company and its officers and directors in exchange for a cash payment of approximately $6.25 million, including approximately $4.1 million that is expected to be paid by the Company's insurance carrier, leaving approximately $2.1 million to be contributed by the Company. Taking into account prior costs incurred by the Company to defend these suits, this settlement would result in a charge to its 1996 first quarter earnings of approximately $4 million. The settlement is subject to the approval of the court. If the settlement is not consummated and if the Company ultimately were required to pay a substantial portion of the $90 million in compensatory damages sought by the plaintiffs, it would have a material adverse effect on the Company.

GOVERNMENT REGULATION

         The Company's business is regulated by certain federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of oil and natural gas. The Company's business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protections. Certain of the Company's properties are located in environmentally sensitive areas that require special permits to drill. There can be no assurance that present or future regulation will not adversely affect the operations of the Company.

COMPETITION

         The oil and natural gas industry is highly competitive. The Company's competitors for the acquisition, exploration, exploitation and development of oil and natural gas properties, the purchasing and marketing of oil and the crude oil storage and terminalling business, and for capital to finance such activities, include companies that have greater financial and personnel resources available to them than the Company. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

FRAUDULENT CONVEYANCE

         Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Subsidiary Guarantors' issuance of the Guarantees. To the extent that a court were to find that (x) a Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Exchange Notes. The Indenture contains a savings clause, which generally limits the obligations of each Subsidiary Guarantor under its Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Guarantee of any Subsidiary Guarantor was avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Exchange Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Exchange Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Exchange Notes relating to any avoided portions of any of the Guarantees.

         The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Subsidiary Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair marketable value of all of its assets at a fair valuation or if the present fair marketable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

         Based upon financial and other information, the Company and the Subsidiary Guarantors believe that the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor is solvent and will continue to be solvent after issuing its Guarantee, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. See "Description of the Exchange Notes--Senior Subordinated Guarantees of Exchange Notes".

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

         The Outstanding Notes are currently owned by a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and will be subject to significant restrictions on resale. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Outstanding Notes or the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by the Initial Purchasers that, following completion of the Exchange Offer, they presently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed in the Exchange Act, and may be limited during the Exchange Offer or the pendency of the Shelf Registration Statement. Accordingly no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

EXCHANGE OFFER PROCEDURES

         Issuance of the Exchange Notes in exchange for Outstanding Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender such Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. Upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate except that if any holder of an Outstanding Note notifies the Company on or prior to the Exchange Date that (i) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (ii) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or (iii) it is a broker-dealer that owns Outstanding Notes (including an Initial Purchaser that holds Outstanding Notes as part of an unsold allotment from the original offering of the Outstanding Notes) acquired directly from the Company or an affiliate of the Company, then the Company has agreed to file and maintain for a period of three years the Shelf Registration Statement. In addition, any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must knowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution". To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Outstanding Notes could be adversely affected. See "The Exchange Offer".

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         The Outstanding Notes were sold by the Company on March 19, 1996, to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently placed the Outstanding Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act and with four Institutional Accredited Investors. As a condition of the purchase of the Outstanding Notes by the Initial Purchasers, the Company and the Subsidiary Guarantors entered into the Registration Rights Agreement with the Initial Purchasers, which requires, among other things, that the Company file with the Commission a registration statement under the Securities Act with respect to an offer by the Company to the holders of the Outstanding Notes to issue and deliver to such holders, in exchange for Outstanding Notes, a like principal amount of Exchange Notes. The Company is required to use its best efforts to cause the Registration Statement relating to the Exchange Offer to be declared effective by the Commission under the Securities Act and commence the Exchange Offer and use best efforts to issue, on or prior to the Exchange Date, the Exchange Notes. The Exchange Notes are to be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. On the Exchange Date, the Company will issue $1,000 principal amount of Exchange Notes in exchange for $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

         The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

         As of the date of this Prospectus, $149,000,000 aggregate principal amount of the Outstanding Notes was outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company, and $1,000,000 aggregate principal amount of the Outstanding Notes was outstanding and registered in the name of four other holders. The Company has fixed the close of business of _____________, 1996, as the record date for the Exchange Offer for purposes of determining the person to whom this Prospectus and the Letter of Transmittal will be mailed initially.

         Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

         The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

         If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses".

INTEREST ON THE EXCHANGE NOTES

         The Exchange Notes will bear interest from the date of issuance of the Exchange Notes. Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from March 19, 1996, the date of issuance of the Outstanding Notes, through the Exchange Date will be payable on or before September 15, 1996. Interest on the Exchange Notes will be payable semi-annually on each March 15 and September 15, commencing September 15, 1996.

PROCEDURES FOR TENDERING

         Only a Holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Outstanding Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Outstanding Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

         By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "Resale of Exchange Notes".

         The tender by a Holder and the acceptance thereof by the Company will constitute agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

         Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special

Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered Holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

         If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.


         The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Exchange Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Outstanding Notes by causing such Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account with respect to the Outstanding Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures; provided, however, that a participant in DTC's book-entry system may, in accordance with DTC's Automated Tender Offer Program procedures and in lieu of physical delivery of a Letter of Transmittal, electronically acknowledge its receipt of, and agreement to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.



         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

                  (a)      the tender is made through an Eligible Institution;

                  (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

                  (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

         Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw a tender of Outstanding Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"), (ii) identify the Outstanding Notes to be withdrawn (including the certificate number(s) and principal amount of such Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender, (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Outstanding Notes have been tendered pursuant to book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange, will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes for, any Outstanding Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Outstanding Notes, if:


                  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or


                  (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred that might materially impair the ability of the Company to proceed with the Exchange Offer; or



                  (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted that might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or



                  (d) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer as contemplated hereby.



         If the Company determines in good faith and in the exercise of its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Outstanding Notes (see"--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Outstanding Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to 10 business days if the Exchange Offer would otherwise expire during such five to 10 day period.


EXCHANGE AGENT

         Texas Commerce Bank National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of his Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


By Registered or Certified Mail:        By Overnight Mail or Hand:            By Facsimile:

Texas Commerce Bank National           Texas Commerce Bank National          Texas Commerce Bank National
   Association                            Association                           Association
Attention: Frank Ivins, Registered     Attention: Frank Ivins, Registered    (214) 672-5873
   Bond Events                            Bond Events                        Confirm: (800) 275-2048
P. O. Box 2320                         1210 Main Street,
Dallas, Texas                          18th Floor
75221-2320                             Dallas, Texas  75202


FEES AND EXPENSES

         The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

         The Company will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Outstanding Notes for the principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

         The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value as adjusted for original issue discount, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

         Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

         By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a Holder,
(ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

         As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

PRIVATE EXCHANGE NOTES

         The Registration Rights Agreement provides that if, prior to consummation of the Exchange Offer, any of the Initial Purchasers holds any Outstanding Notes acquired by it and having, or which are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution, or any other holder of Outstanding Notes is not entitled to participate in the Exchange Offer, the Company upon the request of such Initial Purchaser or any such holder shall, simultaneously with the delivery of the Exchange Notes in the Exchange Offer, issue and deliver to such Initial Purchasers and any such holder, in exchange (the "Private Exchange") for such Outstanding Notes held by such Initial Purchaser and any such holder, Private Exchange Notes. Any Private Exchange Notes will be issued pursuant to the same indenture as the Exchange Notes. The Private Exchange Notes are not covered by the registration statement of which this Prospectus is a part and are not being offered hereby. Any Private Exchange Notes will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, and will be subject to the same restrictions on transfer applicable to untendered Outstanding Notes. See "--Consequences of Failure to Exchange". However, pursuant to the Registration Rights Agreement, holders of Private Exchange Notes have certain rights to require the Company to file and maintain a shelf registration statement that would allow resales of such Private Exchange Notes owned by such holders. See "--Shelf Registration Statement".

CONSEQUENCES OF FAILURE TO EXCHANGE

         As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and, except as described under "--Shelf Registration Statement", Holders of Outstanding Notes who do not tender their Outstanding Notes will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Outstanding Notes that does not exchange that Holder's Outstanding Notes for Exchange Notes will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent such rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

         The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Outstanding Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) to an institutional accredited investor that, prior to such transfer, furnishes to Texas Commerce Bank National Association, as trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Outstanding Notes evidenced thereby (the form of which letter can be obtained from such trustee) or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

         Accordingly, to the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Outstanding Notes could be adversely affected.

SHELF REGISTRATION STATEMENT

         If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission or (ii) any holder of an Outstanding Note notifies the Company on or prior to the Exchange Date that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or (C) it is a broker-dealer that owns Outstanding Notes (including an initial purchaser that holds Outstanding Notes as part of an unsold allotment from the original offering of the Outstanding Notes) acquired directly from the Company or an affiliate of the Company or (iii) any holder of Private Exchange Notes so requests within 120 days after the consummation of the Exchange Offer, the Company has agreed to file and maintain a registration statement that would allow resales of transfer restricted Outstanding Notes, Exchange Notes or Private Exchange Notes owned by such holders.

OTHER

         Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Outstanding Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

         The Company may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Outstanding Notes, except for the filing, if required, of the Shelf Registration Statement.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Outstanding Notes (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of an Outstanding Note should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Outstanding Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

         The issuance of the Exchange Notes to Holders of the Outstanding Notes pursuant to the terms set forth in this prospectus should not constitute a recognition event for Federal income tax purposes. Consequently, no gain or loss should be recognized by Holders of the Outstanding Notes upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Outstanding Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Outstanding Notes.

         Treasury regulations relating to the tax treatment of debt instruments with original discount contain provisions for determining the yield and maturity of debt instruments having one or more contingencies that could result in the acceleration or deferral of amounts due under the debt (including optional redemption). The Company will follow the general rule of these provisions, which is to ignore contingencies, as it is more likely than not that payments will be made under the Exchange Notes under the stated payment schedule, and thus plans to accrue and report interest on the Exchange Notes under the stated payment schedule.

                                 USE OF PROCEEDS

         This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Outstanding Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which they replace), except as otherwise described herein. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.

         The net proceeds to the Company from the sale of the Outstanding Notes were approximately $144.9 million. Approximately $111.6 million was used to redeem all of the 12% Notes at 106% of the $100 million principal amount outstanding and to pay accrued interest thereon. The remaining net proceeds were approximately $33.3 million and, together with an additional $8.3 million borrowed under the Company's Revolving Credit Facility, were used to retire the indebtedness incurred in December 1995 to fund a substantial portion of the cash purchase price of the Illinois Basin Properties (the "Illinois Basin Acquisition Indebtedness"). For additional information regarding the terms and the interest rate of the Illinois Basin Acquisition Indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness".


         The Company has a $125 million Revolving Credit Facility with five banks. At June 15, 1996, the Company had approximately $69.3 million outstanding under the Revolving Credit Facility. The Revolving Credit Facility bears interest, at the option of the Company, of either LIBOR plus 1.75% or Base Rate (as defined therein) plus 3/8ths of a percentage point. The average interest rate as of June 15, 1996, of all outstanding indebtedness under the Revolving Credit Facility was approximately 7.26%.

                                   THE COMPANY

GENERAL

         Plains is an independent energy company engaged in the acquisition, exploitation, development, exploration and production of oil and natural gas and the marketing, transportation, terminalling and storage of crude oil. The Company's upstream oil and natural gas activities are focused in the LA Basin of California, the Sunniland Trend of South Florida, the Illinois Basin and the Gulf Coast area of Louisiana. The Company's downstream marketing activities are concentrated in Oklahoma, where it owns a two million barrel, above ground crude oil terminalling and storage facility, Texas and the Gulf Coast area of Louisiana. Plains' upstream operations contributed approximately 90% of the Company's pro forma EBITDA for the fiscal year ending December 31, 1995, while the Company's downstream activities accounted for the remainder.

         The Company has experienced significant growth over the last four years. The Company's proved reserves, Present Value of Proved Reserves, and the standardized measure of discounted future net cash flows determined in accordance with generally accepted accounting principles, have increased from
13.7 million BOE, $71.7 million, and $69.9 million, respectively, at December 31, 1991 to 101.6 million BOE, $366.8 million and $304.8 million, respectively, at December 31, 1995. Over the same period, the Company's average reserve replacement ratio was 617%, EBITDA increased over 400% from $9.0 million for 1991 to $45.3 million for 1995, pro forma for the Illinois Basin Acquisition (as defined below), and cash provided by operating activities increased from $6.1 million in 1991 to $27.5 million in 1995, pro forma for the Illinois Basin Acquisition. Such additional proved reserves were added at an aggregate average finding and development cost of $2.38 per BOE ($0.40 per MCFE). During 1995, pro forma for the Illinois Basin Acquisition, the Company's net production averaged approximately 16,657 BOE per day and its unit gross profit (gross margin less upstream general and administrative expense) averaged $6.75 per BOE ($1.13 per
MCFE). On a BOE basis, the Company's proved reserves are approximately 93% crude oil, condensate and natural gas liquids and 71% of its total proved reserves are classified as proved developed. The Company's reserve base is long-lived with an average reserve life, or reserves to production ratio, of 16.7 years (11.9 years based on proved developed reserves only), pro forma for the Illinois Basin Acquisition. Net cash flows used in investing activities were $76.5 million, $40.2 million and $64.4 million for 1993, 1994 and 1995, respectively. Net cash flows provided by financing activities were $44.7 million, $19.3 million and $52.3 million for 1993, 1994 and 1995, respectively.

         The Company's significant increase in proved reserves, production and cash flow from oil and natural gas producing activities is attributable to the acquisition and subsequent exploitation of its LA Basin Properties and Sunniland Trend Properties and the recent acquisition of the Illinois Basin Properties. These three core areas are comprised primarily of crude oil properties with established production histories and together account for approximately 96% of the Company's year-end 1995 proved reserves. The Company believes these properties include a significant inventory of lower risk, high return exploitation and development projects that are expected to contribute to the Company's future growth in production and reserves. During 1996, the Company estimates it will spend approximately $40 million on the development and exploitation of its LA Basin, Sunniland Trend and Illinois Basin Properties. The Company operates and owns a 100% working interest in its major fields in each of these areas, which enables the Company to control the exploitation of such properties.

         The Company's marketing effort entails purchasing crude oil from producers and marketing it to the refining sector. The Company aggregates these volumes at major crude oil interchanges and trading locations and is therefore able to obtain higher prices for its own production while realizing profits on the production purchased from others. The Cushing Terminal enhances the competitive marketing ability of the Company by enabling it to take crude oil from different sources and make physical delivery of crude oil in Cushing, the NYMEX designated delivery location. The Company's downstream activities have expanded significantly over the last four years, with downstream gross margin increasing over 400% from $1.2 million in 1991 to $6.4 million in 1995. Based on additional capacity available at the Cushing Terminal, the Company believes it can increase its downstream gross profit without expending substantial additional capital.

         The Company's upstream and downstream business activities focus on crude oil as the primary product. As a result of inefficiencies inherent in the crude oil markets and the U.S. pipeline and transportation infrastructure, management believes its competitive abilities are enhanced by the alternatives afforded it by its proprietary access to the Cushing Terminal. The Company's crude oil marketing expertise further provides it with a competitive advantage in obtaining higher prices for the Company's existing production and identifying potential crude oil price enhancements for properties targeted for acquisition.

BUSINESS STRATEGY

         The Company's business strategy is to increase its proved reserves and cash flow by exploiting and producing oil and natural gas from its existing properties, acquiring additional underdeveloped oil properties and exploring for significant new sources of reserves. The Company concentrates its exploitation efforts on mature but underdeveloped crude oil producing properties in areas that meet the Company's targeted criteria. Generally, such properties were previously owned by major integrated oil and gas companies or large independent oil and gas companies. Management believes that it has developed a proven record in acquiring and exploiting underdeveloped crude oil properties where it believes substantial reserve additions and cash flow increases can be made through improved production practices and recovery techniques and relatively low risk development drilling. An integral component of the Company's exploitation efforts is to increase unit operating margins, and therefore cash flow, by reducing unit production expenses and increasing wellhead price realizations. The Company also seeks to capitalize on downstream opportunities that complement its oil producing activities. The Company's marketing of its crude oil production takes advantage of the marketing expertise and economies of scale attributable to its downstream activities. As part of its business strategy, the Company periodically evaluates, and from time to time has elected to sell, certain of its fully developed producing properties. Such sales enable the Company to maintain financial flexibility, control overhead and redeploy the sales proceeds to activities that have potentially higher financial returns.

         In order to manage its exposure to commodity price risk, the Company has routinely hedged a portion of its crude oil production. For 1996, the Company has committed an average of approximately 12,100 Bbls of oil per day to fixed price arrangements that expire at various times throughout 1996. Such arrangements represent approximately 79% of the Company's pro forma average daily oil production for 1995 and partially mitigate the adverse impact of potential oil price declines on the Company's operating results.

ACQUISITION ACTIVITY

         During 1992, the Company acquired California-based Stocker Resources Inc. ("Stocker"), a closely held independent oil and natural gas production company formed in 1990 to acquire a substantial portion of Chevron U.S.A.'s ("Chevron") properties located in the LA Basin. The acquisition of Stocker significantly increased the Company's production, cash flow and proved reserves and enabled the Company to expand its operations into the West Coast. During the second half of 1992 and 1993, the Company expanded its holdings in the LA Basin by acquiring additional producing properties. Also in 1993, the Company acquired a 50% interest in the Sunniland Trend Properties from Exxon Corporation ("Exxon"). During 1994, the Company increased its interest in the Sunniland Trend Properties to approximately 100%. In 1995, the Company acquired all of Marathon Oil Company's ("Marathon") producing and nonproducing upstream oil and gas assets in the Illinois Basin. The Company intends to aggressively exploit these properties to evaluate additional reserve potential identified during its acquisition analyses and subsequent studies.

OTHER ACTIVITY

         In January 1996, the Company and 3DX Technologies, Inc. ("3DX") formed a joint venture to pursue Plains' existing exploration projects and a five-year strategic alliance to jointly pursue new exploration and exploitation opportunities that are candidates for the application of 3-D seismic technology. The joint venture covers exploration activities in the Sunniland Trend, the Illinois Basin and the LA Basin as well as Plains' current 3-D seismic project in the Four Isle Dome Field in Terrebonne Parish, Louisiana. 3DX will be responsible for the geological and geophysical oversight and project technical management of such projects. In connection with the joint venture, 3DX acquired 15% to 20% of Plains' working interests in certain exploration projects, excluding designated productive areas within each field. 3DX will have the right to participate for up to 20% of the Company's new exploration and exploitation projects.

         In December 1993, the Company completed construction of the Cushing Terminal. Design and planning for this project commenced in 1990. Total cost of the facility, including land acquisition, engineering and environmental studies, construction-phase interest, pipeline interconnects and an oversized manifold and pumping system that was designed and constructed to accommodate ten million barrels of storage, was approximately

$30.9 million. The Cushing Terminal consists of two million barrels of shell storage capacity and can operate at a daily throughput rate of approximately 800,000 barrels.

         The Company was incorporated under the laws of the State of Delaware in 1976. The Company's executive offices are located at 1600 Smith Street, Suite 1500, Houston, Texas 77002, and its telephone number is (713) 654-1414.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

         The Company and certain of its subsidiaries have established credit facilities with different banks to fund working capital requirements, the acquisition of the Illinois Basin Properties and to issue letters of credit and fund other obligations to support its crude oil marketing activities. Set forth below are summaries of such credit facilities.

REVOLVING CREDIT FACILITY

         The Company has a Revolving Credit Facility with INCC, The First National Bank of Boston, Den norske Bank AS, First Interstate Bank of Texas, N.A., and Texas Commerce Bank National Association (collectively the "Lenders"), and INCC, as agent for the Lenders. In April 1996, the total credit commitment and borrowing base under the Revolving Credit Facility was increased to $125 million from $75 million. The Revolving Credit Facility is guaranteed by all of the Company's principal subsidiaries and secured by the oil and gas properties of the Company and its subsidiaries and the stock and personal property of all guaranteeing subsidiaries. The Revolving Credit Facility is subject to borrowing base availability as determined from time to time by the Lenders in good faith, in the exercise of the Lenders' sole discretion, and in accordance with customary practices and standards in effect from time to time for oil and natural gas loans to borrowers similar to the Company. Such borrowing base may be affected from time to time by the performance of the Company's oil and natural gas properties and changes in oil and natural gas prices. The Company incurs a commitment fee of 1/2% per annum on the unused portion of the borrowing base.

         The Revolving Credit Facility, as amended, consists of a $125 million revolving credit loan which matures on May 1, 1998, at which time the credit commitment reduces by an amount equal to one-third of the then outstanding principal amount of the revolving credit loan. The remaining outstanding balance converts to a term loan which is repayable in equal quarterly installments commencing August 1, 1998. The Revolving Credit Facility bears interest, at the option of the Company, of either LIBOR plus 1.75% or Base Rate (as defined therein) plus 3/8ths of a percentage point. Final maturity of the Revolving Credit Facility occurs on May 1, 2003. At May 1, 1996, outstanding borrowings under the Revolving Credit Facility were $63.3 million. An additional $1 million was reserved against the issuance of a standby letter of credit.

         The Revolving Credit Facility contains covenants which, among other things, restrict the payment of cash dividends, limit the amount of consolidated debt, limit the Company's ability to make certain loans and investments, and provide that the Company must maintain a specified relationship between current assets and current liabilities.

ILLINOIS BASIN ACQUISITION INDEBTEDNESS

         Plains Illinois established the Illinois Basin Acquisition Indebtedness to fund the Illinois Basin Acquisition. The indebtedness consisted of a $42 million four-year term loan from three banks, and had a final maturity on December 22, 1999. The Illinois Basin Acquisition Indebtedness was secured by the Illinois Basin Properties. The Illinois Basin Acquisition Indebtedness was fully retired on March 19, 1996, with a portion of the proceeds of the Offering and an additional $8.3 million that was borrowed under the Revolving Credit Facility.

MARKETING FACILITY

         During 1995, the Company's marketing subsidiary established the $80 million Transactional Facility. The purpose of the Transactional Facility is to provide standby letters of credit to support the purchase of crude oil for resale and borrowings to finance crude oil inventory which has been hedged against future price risk. The Transactional Facility is secured by all of the assets of the marketing subsidiary and is guaranteed by the Company. The Company's guarantee is secured by a $1.0 million standby letter of credit issued on behalf of the Company. At December 31, 1995, approximately $49.1 million in letters of credit were outstanding under the Transactional Facility.

         PMCT has established the $20 million Sublimit within the Transactional Facility for standby letters of credit and borrowings to finance crude oil purchased in connection with operations at the Company's crude oil terminal and storage facility in Cushing, Oklahoma. Under the terms of the Sublimit, all purchases of crude oil inventory financed are required to be hedged against future price risk on terms acceptable to the lenders. Standby letters of credit and borrowings under the Sublimit are secured by all of the assets of PMCT. At December 31, 1995, no letters of credit or borrowings were outstanding under the Sublimit.

         Letters of credit under the Transactional Facility are generally issued for seventy day periods and bear fees of 1.5% per annum. Borrowings incur interest at the option of the borrower at (i) the Base Rate plus 5/8% or (ii) LIBOR plus 2%. All financings under the Transactional Facility, which expires in August 1996, are at the discretion of the lenders. Aggregate cash borrowings by both subsidiaries are limited to $20 million.

OTHER

         The Company has aggregate remaining indebtedness of approximately $8.5 million at December 31, 1995, of which approximately $7.1 million is classified as other long-term debt on the Consolidated Balance Sheet as of such date. Included in the $8.5 million is a $4.6 million note issued to Chevron in connection with the December 1995 purchase of a production payment owned by Chevron on the LA Basin Properties. The note bears interest at 8% payable annually and requires equal annual principal payments of approximately $511,000. Additionally, as of December 31, 1995, the Company owed Aetna Life Insurance Company and Aetna Casualty and Surety Company (collectively, "Aetna") an aggregate of approximately $3.9 million, which amount was repaid in 1996 with proceeds from the Revolving Credit Facility. The outstanding amount incurred interest at 10% per annum. The Aetna indebtedness was incurred as the result of a purchase price adjustment in connection with the Company's acquisition of Aetna's limited partnership interest in a limited partnership in which the Company is the general partner. The Chevron and Aetna indebtedness are unsecured.

                        DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

         The Exchange Notes will be issued as a separate series of notes under an indenture (the "Indenture") dated as of March 15, 1996 (the "Issue Date"), among the Company, the Subsidiary Guarantors, and Texas Commerce Bank National Association, as trustee (the "Trustee"). The Exchange Notes will be senior unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this offer, except for certain transfer restrictions and registration rights relating the Outstanding Notes and except for certain interest provisions relating to such rights. Under the terms of the Indenture, the covenants and events of default will apply equally to the Exchange Notes and the Outstanding Notes, and the Exchange Notes and the Outstanding Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indenture. References to the Notes include the Exchange Notes, the Outstanding Notes and the Private Placement Notes unless the context otherwise requires. The Outstanding Notes were issued under the Indenture on March 19, 1996 in an aggregate principal amount of $150,000,000. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, including the definition of certain terms contained therein and those terms that are made a part of the Indenture by reference to the Trust Indenture Act. Copies of the form of Indenture and Registration Rights Agreement have been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to them in the Indenture. The definitions of certain capitalized terms used in the summary are set forth below under "--Certain Definitions".

PRINCIPAL, MATURITY AND INTEREST

         The Exchange Notes will be unsecured senior subordinated general obligations of the Company, will mature on March 15, 2006 (the "Maturity Date"), and will be limited in aggregate principal amount to $150,000,000. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof in fully registered form.

         The Exchange Notes will accrue interest at the rate of 10 1/4 per annum from the date of issuance, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually on March 15 and September 15 of each year, commencing September 15, 1996. Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from March 19, 1996, the date of issuance of the Outstanding Notes, through the Exchange Date will be payable on or before September 15, 1996. Outstanding Notes that are accepted for exchange will be cease to accrue interest on and after the date on which interest on the Exchange Notes will begin to accrue. Interest will be paid to the person in whose name the Exchange Note is registered at the close of business on March 1 or September 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Exchange Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York. In addition, in the event the Exchange Notes do not remain in book-entry form, interest may be paid, at the option of the Company, by check mailed to the holders of the Exchange Notes ("Holders") at their respective addresses set forth in the register of Holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. Any Outstanding Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer and any Private Exchange Notes, will be treated as a single class of securities under the Indenture.

REDEMPTION AND REPURCHASE

         Optional Redemption. The Exchange Notes will be redeemable at the option of the Company in whole at any time or in part from time to time, on and after March 15, 2001 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on March 15 of the year set forth below, plus, in each case, accrued interest thereon to the date of redemption:

                                                       REDEMPTION
            YEAR                                         PRICE
            ----                                       ----------
            2001....................................    105.1250%
            2002....................................    103.4167%
            2003....................................    101.7083%
            2004 and thereafter.....................    100.0000%

         In the event of a redemption of less than all of the Notes, the Notes will be selected for redemption by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Exchange Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at such Holder's registered address. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption (unless the Company shall default in the payment of the redemption price or accrued interest).

         In addition, at any time or from time to time prior to March 15, 1999, the Company may redeem up to $45 million of the Notes at 110 1/4% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption with the Net Proceeds of a Public Equity Offering; provided that, immediately after giving effect to such redemption, at least $105 million aggregate principal amount of the Notes remains outstanding and that such redemption occurs within 60 days following the closing of such Public Equity Offering.

         Offers to Purchase. As described below, (a) upon the occurrence of a Change of Control and a corresponding Rating Decline, the Company will be obligated to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (b) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase Notes with a portion of the Net Proceeds of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "--Change of Control" and "--Certain Covenants--Limitation on Disposition of Assets".

CHANGE OF CONTROL

         Upon the occurrence of a Change of Control and a corresponding Rating Decline, the Company shall be obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and shall purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of a Rating Decline following a Change of Control (or, in the event the Rating Decline occurs prior to the corresponding Change of Control not more than 60 nor less than 30 days following the occurrence of the Change of Control), all of the then outstanding Notes validly tendered pursuant to such Change of Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Purchase Date.

         In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the occurrence of the Rating Decline corresponding to such Change of Control (or, in the event the Rating Decline occurs prior to the corresponding Change of Control, not later than the 30th day following the occurrence of the Change of Control), mail to the Trustee and to each Holder of the Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders of the Notes must follow to accept the Change of Control Offer.

         The Company, to the extent applicable and if required by law, will comply with Sections 13 and 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Notes pursuant to the Change of Control covenant.

         Should a Change of Control and corresponding Rating Decline occur and a substantial amount of the Notes be presented for purchase, there can be no assurance that the Company would have sufficient financial resources to enable it to purchase such Notes. In the event the Company is required to purchase Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. A Change of Control would constitute an Event of Default under the Bank Credit Agreement and permit INCC, as agent thereunder (in such capacity, the "Credit Facility Agent") to terminate the commitment of the lenders under the Bank Credit Agreement and declare all amounts outstanding thereunder to be due and payable, and the rights of the Holders to receive the Change of Control Purchase Price or any other amounts due on the Notes would be subordinated to the rights of the holders of Senior Indebtedness. If the Bank Credit Agreement were not accelerated, the Company would nevertheless be required to obtain a consent from the Credit Facility Agent and the lenders under the present terms of the Bank Credit Agreement to incur any indebtedness (other than indebtedness under such Bank Credit Agreement) to repurchase Notes pursuant to a Change of Control Offer. See "--Events of Default".

         The Indenture provides that a default in the payment of the Change of Control Purchase Price would constitute an Event of Default under the Indenture as a remedy for which Holders would be entitled to receive the Change of Control Purchase Price. If such an Event of Default resulted in a default under Senior Indebtedness, the right of the Holders of Notes to receive the Change of Control Purchase Price (whether at a Change of Control Purchase Date or upon acceleration) or any other amounts due on acceleration of the Notes would be subordinated to the rights of the holders of Senior Indebtedness.

         The Change of Control provisions of the Indenture as well as the restrictions in the Indenture on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Dispositions may make more difficult or discourage a takeover of the Company, whether favored or opposed by current management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Related Persons may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company.

SUBORDINATION

         The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment as set forth in the Indenture to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Such subordination will not prevent the occurrence of an Event of Default, and no payment on any Guarantee shall constitute payment "on behalf of" the Company within the meaning of the following paragraphs; provided that a payment by a Subsidiary Guarantor on a Guarantee shall constitute a payment "on behalf of" the Company within the meaning of the following paragraphs in the event that any guarantee by such Subsidiary of Indebtedness under the Bank Credit Agreement shall have been determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part.

         No payment may be made by the Company or on behalf of the Company on account of principal of or interest on the Notes or to acquire or repurchase any of the Notes or on account of the redemption provisions of the Notes (i) upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all such Senior Indebtedness is first paid in full or (ii) upon the happening of any default in payment of any principal of or interest on any Senior Indebtedness when the same becomes due and payable (a "Payment Default"), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist.

         Upon the happening of a default (other than a Payment Default) with respect to any Senior Indebtedness, as such default or event of default is defined therein or in the instrument or agreement under which it is outstanding, and upon written notice thereof given to the Company and the Trustee by any holders of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist or the representative gives its written approval, no payment shall be made by or on behalf of the Company on account of principal of or interest on the Notes or to acquire or repurchase any of the Notes or on account of the redemption provisions of the Notes; provided, however, that these provisions will not prevent the making of any payment for more than 179 days after the due date of the first principal or interest payment on the Notes after a Payment Notice shall have been given. Notwithstanding the foregoing, (i) not more than one Payment Notice shall be given within a period of 360 consecutive days, and (ii) a Payment Notice may only be given (A) if more than $5 million of Senior Indebtedness is outstanding under the Bank Credit Agreement at the time of such notice, by the representative or (B) if $5 million or less of Senior Indebtedness is outstanding under the Bank Credit Agreement at the time of such notice, by a holder or holders (or the representative of holders) of at least $5 million principal amount of Senior Indebtedness.

         Upon any distribution of the assets of the Company or payment on the Notes on behalf of the Company in the event of any Insolvency or Liquidation Proceeding with respect to the Company, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment on account of the principal or interest due with respect to the Notes.

         Because of these subordination provisions, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes.

         The subordination provisions described above will cease to be applicable to the Notes upon any legal defeasance or covenant defeasance of the Notes as described under "--Legal Defeasance or Covenant Defeasance of Indenture".

         As of December 31, 1995, as adjusted to give effect to the sale of the Outstanding Notes and application of the net proceeds therefrom, the Company had outstanding Senior Indebtedness of $74.3 million. In addition, as described below under "--Senior Subordinated Guarantees of Notes", at December 31, 1995, the Subsidiary Guarantors had no outstanding Guarantor Senior Indebtedness, on an as adjusted basis, other than $49.1 million reserved pursuant to existing letters of credit. The Company is a holding company, and the Notes will be structurally subordinated to, and the Guarantees will be subordinated to, Guarantor Senior Indebtedness. The foregoing amounts include only liabilities included on the Company's consolidated balance sheet under GAAP; the Company and its subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the Indenture will contain limitations on the amount of additional Indebtedness that the Company and its Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness, Guarantor Senior Indebtedness or Indebtedness of Unrestricted Subsidiaries (to which the Notes will be structurally subordinated). See "Certain Covenants--Limitations on Incurrence of Additional Indebtedness".

SENIOR SUBORDINATED GUARANTEES OF NOTES

         The Subsidiary Guarantors, which consist of all of the Company's subsidiaries other than PMCT, one of the Subsidiaries through which the Company conducts its Contango Market Transaction activities, and Plains Gulf Coast Limited Partnership will unconditionally guarantee, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. In addition to the initial Subsidiary Guarantors, the Company will cause each Person (other than an Unrestricted Subsidiary) that shall become a Material Subsidiary after the Issue Date (other than Plains Gulf Coast Limited Partnership) to execute and deliver a supplement to the Indenture pursuant to which such Person will guarantee the payment of the Notes on the same terms and conditions as the Guarantees by the Subsidiary Guarantors. As described below under "Certain Covenants--Limitation on Incurrence of Additional Indebtedness", no Subsidiary that is not already a Subsidiary Guarantor shall incur any Indebtedness with respect to Indebtedness of the Company or another Subsidiary unless such Subsidiary becomes a guarantor of the Notes.

         The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness of such Subsidiary Guarantor) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

         Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation and Sale of Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided that (a) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor's Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "--Certain Covenants" or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

         Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Company or any Subsidiary shall also terminate or be released upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

         The Guarantees of each Subsidiary Guarantor are subordinated to the prior payment in full of all Guarantor Senior Indebtedness of such Subsidiary Guarantor to substantially the same extent as the Notes are subordinated to Senior Indebtedness. As of December 31, 1995, as adjusted to give effect to the completion of this offering and the application of the net proceeds therefrom, the Subsidiary Guarantors had no outstanding Guarantor Senior Indebtedness, other than $49.1 million reserved pursuant to existing letters of credit.

         Separate financial statements of the Subsidiary Guarantors are not included herein because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

CERTAIN COVENANTS

         The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness

         The Company will not, and will not permit any of the Subsidiaries directly or indirectly, to issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default with respect to the Notes shall have occurred and be continuing at the time or as a consequence at the incurrence of such Indebtedness, the Company and the Subsidiaries or any of them may incur Indebtedness if on the date of the incurrence, (i) both (A) the Company's Consolidated EBITDA Coverage Ratio would have been greater than 2.25 to 1.0 for the period from the Issue Date to March 31, 1997 and 2.5 to 1.0 from April 1, 1997 and thereafter, respectively, and (B) the Company's Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of Indebtedness of the Company and the Subsidiaries, or (ii) the Company's Adjusted Consolidated Net Tangible Assets are equal to or greater than 200% of Indebtedness of the Company and the Subsidiaries.

         For purposes of determining any particular amount of Indebtedness under this covenant, guarantees of Indebtedness otherwise included in the determination of such amount shall not also be included.

         Notwithstanding anything to the contrary in this covenant, no Subsidiary that is not already a Subsidiary Guarantor shall incur any Indebtedness with respect to any Indebtedness of the Company or any other Subsidiary unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Guarantee of the Notes, such Guarantee to be a senior subordinated unsecured obligation of such Subsidiary.

         For purposes of determining any particular amount of Indebtedness incurred under this covenant, any Indebtedness incurred by the Company or any Subsidiary incurred for, or related to, a Person other than another Subsidiary or the Company, as applicable, shall be deemed to be in an amount equal to the greater of (i) the lesser of (A) the full amount of the Indebtedness of such other Person or (B) the fair market value of the assets and properties of the Company or such Subsidiary, as to which the holder or holders of such Indebtedness are expressly limiting the obligations of the Company or such Subsidiary, the value of which assets and properties of the Company or any Subsidiary, will be as determined in good faith by the Board of Directors of the Company or such Subsidiary, as applicable (which determinations shall be evidenced by a Board Resolution of the applicable Person), and (ii) the amount of the Indebtedness of such other Person as has been expressly contractually assumed or guaranteed by the Company or such Subsidiary.

     Limitation on Senior Subordinated Indebtedness

         The Company will not, directly or indirectly, issue, assume, guarantee, incur or otherwise become liable for any Indebtedness which is both subordinate or junior in right of payment to any Senior Indebtedness and senior or superior in right of payment to the Notes. The Subsidiary Guarantors will not, directly or indirectly, issue, assume, guarantee, incur or otherwise become liable for any Indebtedness which is both subordinate or junior in right of payment to any Guarantor Senior Indebtedness and senior or superior in right of payment to the Guarantees.

     Limitation on Restricted Payments

      The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly, make any Restricted Payment, if at the time of such Restricted Payment, or on a pro forma basis after giving effect thereto:

            (x) a Default or an Event of Default under the Indenture has occurred and is continuing;

            (y) the aggregate amount expended for all Restricted Payments subsequent to the Issue Date exceeds the sum of (without duplication):

                  (1) 50% of aggregate Consolidated Net Income (net of losses resulting from full costs ceiling write downs attributable to any oil and gas properties of the Company or any Subsidiary) of the Company (or if such Consolidated Net Income is a loss, minus 100% of such loss) earned on a cumulative basis during the period beginning on the Issue Date and ending on the last date of the Company's fiscal quarter immediately preceding such Restricted Payment; plus

                  (2) 100% of the aggregate Net Proceeds received by the Company from any Person other than a Subsidiary from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock (excluding
            (A) any Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (B) the issuance of Qualified Capital Stock upon the conversion of, or in exchange for, any Qualified Capital Stock and (C) any Qualified Capital Stock with regard to issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary, until and to the extent such borrowing is repaid); plus

                  (3) to the extent not otherwise included in Consolidated Net
            Income, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Subsidiary (valued in each case as provided in the definition of Investment) other than amounts constituting Permitted Unrestricted Subsidiary Investments; and

                  (4)  $15 million; or

            (z) the Company would not be able to incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) as provided in the first paragraph of "--Limitation on Incurrence of Additional Indebtedness".

      The foregoing provisions of this covenant will not prevent the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration; provided, however, payments made in accordance with this paragraph shall be counted for purposes of computing amounts expended pursuant to subclause (y) in the immediately preceding paragraph.

     Limitation on Disposition of Assets

      The Company will not, and will not permit any Subsidiary to, make any Asset Disposition unless:

            (i) in the case of any Asset Disposition or series of related Asset Dispositions having a fair market value of more than $10 million, the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, the determination of which, including the value of all non-cash consideration, must be approved in good faith by the Board of Directors of the Company and such Subsidiary, if any,

            (ii) the proceeds from any Asset Disposition (other than any Asset Disposition or series of related Asset Dispositions that have a value of less than $1 million) consist of cash and cash equivalents or Permitted Industry Investments or any combination of the foregoing; provided that the Company or such Subsidiary may accept proceeds from such Asset Disposition in other than cash and cash equivalents or Permitted Industry Investments or any combination of the foregoing if the aggregate amount of all proceeds from all Asset Dispositions after the Issue Date, that are other than cash and cash equivalents or Permitted Industry Investments after such Asset Disposition, does not exceed 15% of Adjusted Consolidated Net Tangible Assets at the date of such Asset Disposition, and

            (iii) within 365 days following the receipt of the Net Available Proceeds from such Asset Disposition, 100% of the Net Available Proceeds from such Asset Disposition are applied by the Company or such Subsidiary:

                  (a) to the payment of Indebtedness under the Bank Credit
            Agreement and the payment of any other Senior Indebtedness;

                  (b) at the Company's option to the extent that such Net
            Available Proceeds are not applied to Senior Indebtedness, to Permitted Industry Investments made by the Company or a Subsidiary (or, to the extent not so applied during such 365 day period, to Permitted Industry Investments specifically identified during such 365 day period reasonably anticipated in good faith by the Board of Directors of the Company to be expended within 180 days after being specifically identified (such 180-day period, the "Project Period")); and

                  (c) to the extent that any Net Available Proceeds are not
            applied to Senior Indebtedness or applied or to be applied to Permitted Industry Investments, to make an offer to purchase (the "Net Proceeds Offer") (on a business day (the "Net Proceeds Payment Date") not later than the later of (1) 365 days following the receipt of such Net Available Proceeds or (2) in the case of application of proceeds intended to be applied under clause (b), 35 business days following any Project Period) the Notes at a price equal to 100% of the principal amount of the Notes plus accrued interest to the Net Proceeds Payment Date.

      Notwithstanding the foregoing, the Company and its Subsidiaries will not be required to apply any Net Available Proceeds in accordance with such provisions except to the extent that the Net Available Proceeds from all Asset Dispositions which are not applied in accordance with such provisions exceed $5 million.

      Notice of a Net Proceeds Offer to purchase the Notes will be made on behalf of the Company not less than 25 business days nor more than 60 business days before the Net Proceeds Payment Date. Notes tendered to the Company pursuant to a Net Proceeds Offer will cease to accrue interest after the Net Proceeds Payment Date. The Company will not be entitled to any credit against the above obligations for the principal amount of Notes previously acquired by the Company. For purposes of this covenant, the term "Net Proceeds Offer Amount" means the principal of outstanding Notes in an aggregate principal amount equal to any remaining Net Available Proceeds.

      On the Net Proceeds Payment Date, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Net Proceeds Offer in an aggregate principal amount equal to the Net Proceeds Offer Amount or such lesser amount of Notes as has been tendered, (ii) deposit with the paying agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered in an aggregate principal amount equal to the Net Proceeds Offer Amount or such lesser amount, and (iii) deliver or cause to be delivered to the Trustee, Notes so accepted together with an officers' certificate stating the Notes or portions thereof tendered to the Company. If the aggregate principal amount of Notes tendered exceeds the Net Proceeds Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes so tendered. The paying agent will promptly mail or deliver to Holders of the Notes so accepted payment in an amount equal to the purchase price, and the Company will execute, and the Trustee will promptly authenticate and mail or make available for delivery to such Holders, a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered to the Holder thereof. The Company will publicly announce the results of the Net Proceeds Offer on or as soon as practicable after the Net Proceeds Payment Date. For purposes of this covenant, the Trustee or its agent will act as the paying agent. The Company may make Asset Dispositions in accordance with this covenant and receive consideration in the form of equity, partnership or other ownership interests where it might not control such resulting entity.

      The Company's ability to repurchase Notes in a Net Proceeds Offer is restricted by the terms of the Bank Credit Agreement and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and by its financial resources.

     Limitation on Liens Securing Indebtedness

      The Company will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective Properties securing (i) any Indebtedness of the

Company, unless the Notes are equally and ratably secured or (ii) any Indebtedness of any Subsidiary Guarantor, unless the Notes or the Guarantees are equally and ratably secured; provided that if such Indebtedness is expressly subordinated to the Notes or the Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Guarantees, with the same relative priority as such Subordinated Indebtedness will have with respect to the Notes or the Guarantees, as the case may be.

     Limitation on Payment Restrictions Affecting Subsidiaries

      The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind (i) on the ability of any of the Subsidiaries (a) to pay dividends or make other distributions on its Capital Stock or make payments on any Indebtedness owed to the Company or any other Subsidiary, (b) to make loans or advances to the Company or any other Subsidiary, or (c) to transfer any of its Property to the Company or any other Subsidiary; or (ii) on the ability of such Person or any other subsidiary of such Person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances, or (c) transfers of Property (any such restriction being referred to herein as a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of (A) the Bank Credit Agreement as in effect on the date of the Indenture, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Subsidiary, (C) any instrument governing Indebtedness of a Person acquired by the Company or a Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, other than the Person, or the Property of the Person, so acquired, provided that such Indebtedness was not incurred in anticipation of such acquisition, (D) with respect to clauses (i)(c) and (ii)(c) above, Purchase Money Obligations for Property acquired in the ordinary course of business, (E) Indebtedness existing pursuant to a written agreement in effect on the date of the Indenture, (F) Indebtedness under the Indenture, or (G) Indebtedness incurred to refinance, refund, extend or renew Indebtedness referred to in clauses A, C, D, E or F above, provided that the Payment Restrictions contained therein are not materially more restrictive than those provided for in the Indebtedness being refinanced, refunded, extended or renewed.

     Limitation on Transactions with Related Persons

      Neither the Company nor any of the Subsidiaries will (i) sell, lease, transfer or otherwise dispose of any of its Property to, (ii) purchase any property from, (iii) make any Investment (other than Permitted Unrestricted Subsidiary Investments and other Investments that do not breach the covenant described under the caption "--Limitation on Restricted Payments") in, or (iv) enter into any contract or agreement with or for the benefit of, a Related Person of the Company or any Subsidiary (other than the Company or any such Subsidiary in which no Related Person (other than the Company or another Wholly Owned Subsidiary) owns, directly or indirectly, an equity interest) (a "Related Person Transaction"), other than Related Person Transactions which are on terms (which terms are in writing) no less favorable to the Company or a Subsidiary, as applicable, than could be obtained in a comparable arm's length transaction from an unaffiliated party; provided that, if the Company or any Subsidiary enters into a Related Person Transaction or series of Related Person Transactions involving or having an aggregate value of more than $5 million, such Related Person Transaction will have been approved by a majority of the independent directors of the Company. Notwithstanding anything to the contrary in the foregoing, the foregoing restrictions shall not apply to (i) Related Person Transactions that are approved by the Board of Directors of the Company and such Subsidiary, if applicable, as in the best interests of the Company or such Subsidiary, which transactions together with all other Related Person Transactions in a related series involve or have an aggregate value not exceeding $1 million in each fiscal year; (ii) fees and compensation paid to or agreements with officers, directors, employees or consultants of the Company or any Subsidiary in each case that are reasonable, as determined by the Board of Directors or senior management thereof in good faith; and (iii) Restricted Payments that are not prohibited by the "Limitation on Restricted Payments" covenant.

     Limitation on Conduct of Business

      The Company and the Subsidiaries will be operated in a manner such that their business activities will be the oil and gas business, including the exploration for and the development, acquisition, production, processing, marketing, storage and transportation of, Hydrocarbons and other related energy and natural resources businesses, and such other businesses as are reasonably necessary or desirable to facilitate the conduct and operations of the foregoing businesses.

    Reports

      The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee (with exhibits), and provide to each Holder of Notes (without exhibits), without cost to such Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder of Notes promptly upon written request.

     Future Designation of Restricted and Unrestricted Subsidiaries

      The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary. The definition of "Unrestricted Subsidiary" set forth under the caption "--Certain Definitions" describes the circumstances under which a Subsidiary of the Company may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company.

MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

      The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its Property to any Person, unless: (i) the Company survives such merger or the Person formed by such consolidation or into which the Company is merged or that acquires by conveyance or transfer, or which leases, all or substantially all of the Property of the Company is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every other covenant and obligation of the Company under the Indenture; (ii) immediately before and after giving effect to such transaction, no Default or Event of Default exists; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the surviving entity if the Company is not continuing) is equal to or greater than the Consolidated Net Worth of the Company immediately before such transaction and (iv) immediately after giving effect to such transaction on a pro forma basis, the Company (or the surviving entity if the Company is not continuing) would be able to incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) under the tests described in the first paragraph of "Limitation on Incurrence of Additional Indebtedness". Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

      The following will constitute Events of Default under the Indenture:

            (i) default in the payment of principal of, or premium, if any, on, the Notes when due at maturity, upon repurchase, upon acceleration or otherwise, including failure of the Company to repurchase the Notes required to be repurchased upon a Change of Control and corresponding Rating Decline or a Net Proceeds Offer and failure to make any optional redemption payment;

            (ii) default in the payment of any installment of interest on the Notes when due (including any interest payable in connection with optional redemption payment) and continuance of such default for 30 days;

            (iii) default on any other Indebtedness of the Company, any Subsidiary Guarantor or any other Subsidiary if either (a) such default results from the failure to pay principal of, premium, if any, or interest on any such Indebtedness when due in excess of $5 million and continuance of such default beyond any applicable cure, forbearance or notice period, or (b) as a result of such default, the maturity of such Indebtedness has been accelerated prior to its scheduled maturity, without such default and acceleration having been rescinded or annulled within a period of 10 days, and the principal amount of such Indebtedness, together with the principal amount of any other such indebtedness in default, or the maturity of which has been so accelerated, aggregates $5 million or more;

            (iv) default in the performance, or breach, of any other covenant of the Company or any Subsidiary Guarantor in the Indenture and failure to remedy such default within a period of 60 days after written notice thereof from the Trustee or Holders of 25% in principal amount of the outstanding Notes;

            (v) the entry by a court of one or more judgments or orders against the Company, any Subsidiary Guarantor or any other Subsidiary in an aggregate amount in excess of $10 million and which are not covered by insurance written by third parties that has not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof;

            (vi) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any Material Subsidiary; or

            (vii) a Guarantee by a Subsidiary Guarantor that is a Material Subsidiary shall cease to be in full force and effect (other than a release of a Guarantee by designation of a Subsidiary Guarantor as an Unrestricted Subsidiary) or any Subsidiary Guarantor shall deny or disaffirm its obligations with respect thereto.

      If any Event of Default (other than an Event of Default specified in clause (vi) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the unpaid principal of, and accrued and unpaid interest on, all the Notes, then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon any such declaration such principal amount, premium, if any, and accrued and unpaid interest shall become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (vi) above occurs, all unpaid principal of, premium, if any, and accrued interest on, the Notes then outstanding will become due and payable, without any declaration or other act on the part of the Trustee or any Holder.

      The Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company, the Subsidiary Guarantors and the Trustee, may rescind and annul a declaration of acceleration and its consequences if (1) the Company or any Subsidiary Guarantor has paid or deposited with such Trustee a sum sufficient to pay (A) all overdue installments of interest on all the Notes,
(B) the principal of, and premium, if any, on, any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the Notes, (C) to the extent that payment of such interest is lawful, interest on the defaulted interest at the rate or rates prescribed therefor in the Notes, and (D) all money paid or advanced by the Trustee thereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; (2) all Events of Default, other than the non-payment of the principal of any Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture; and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission will affect any subsequent Event of Default or impair any right consequent thereon.

      No Holder of any of the Notes will have any right to institute any proceeding, judicial or otherwise, or for the appointment of a receiver or trustee or pursue any remedy under the Indenture, unless (1) such Holder has previously given notice to the Trustee of a continuing Event of Default, (2) the Holders of not less than 25% in principal amount of the outstanding Notes have made written request to such Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture, (3) such Holder or Holders have offered to such Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (4) such Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding, and (5) no direction inconsistent with such written request has been given to such Trustee during such 30-day period by the Holders of a majority in principal amount of the outstanding Notes.

      The Holder of any Note will have the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on such Note on the stated maturity therefor and to institute suit for the enforcement of any such payment, and such right may not be impaired without the consent of such Holder.

      The Holders of a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on such Trustee, provided that (1) such direction is not in conflict with any rule of law or with the Indenture and (2) the Trustee may take any other action deemed proper by such Trustee that is not inconsistent with such direction.

MODIFICATIONS AND WAIVERS

      The Indenture may be amended or rights thereunder may be waived with the consent of the Company, the Subsidiary Guarantors, and the Holders of at least a majority of the principal amount of Notes then outstanding, provided that, without the consent of each Holder of Notes affected thereby, no such modification or waiver will be made with regard to: (i) a default in the payment of principal, premium (if any) or interest on the Notes; (ii) a reduction of the interest rate on or principal amount of the Notes, an extension of the maturity schedule of the Notes, or a modification of the redemption or repurchase provisions of the Notes; (iii) a change that adversely affects subordination rights; (iv) a change in the currency in which the Notes are payable; or (v) a change in the percentage required by this provision.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

      The Company may at any time terminate its Obligations under the Notes and the Indenture, and the Subsidiary Guarantors may, at such times, terminate their corresponding obligations under the Subsidiary Guarantees and the Indenture, with certain exceptions specified in the Indenture, by irrevocably depositing in trust cash or obligations of the United States government and its agencies for payment of principal of, and interest on, the Notes to redemption or maturity, subject to the satisfaction of certain conditions.

      Subject to the conditions described below, at the Company's option, either
(a) the Company and the Subsidiary Guarantors will be deemed to have been discharged from their obligations with respect to the Notes and Subsidiary Guarantees and the provisions of the Indenture on the 91st day after the applicable conditions set forth below have been satisfied or (b) the Company and the Subsidiary Guarantors will cease to be under any obligation to comply with certain restrictive covenants, including those described under "--Certain Covenants", at any time after the applicable conditions set forth below have been satisfied: (1) the Company or any Subsidiary Guarantor has deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders (i) money or (ii) United States government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, money or (iii) a combination of
(i) and (ii), in an amount sufficient, in the opinion (with respect to (ii) and (iii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or prior to the time of such deposit, to pay and discharge each installment of principal of, premium, if any, and interest on, the outstanding Notes on the dates such installments are due; (2) no Default or Event of Default has occurred or is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or a Subsidiary Guarantor or any Subsidiary is a party or by which any of them is bound, as evidenced to the Trustee in an officers' certificate delivered to the Trustee concurrently with such deposit; (3) the Company has delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company) to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option described above and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, and, in the case of the Notes being discharged pursuant to clause (a) above, accompanied by a ruling to the effect received from or published by the Internal Revenue Service (it being understood that (A) such opinion will also state, if applicable, that such ruling is consistent with the conclusions reached in such opinion and (B) the Trustee will be under no obligation to investigate the basis of correctness of such ruling); (4) the Company has delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company) to the effect that the Company's exercise of its option described above will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds hereunder becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended; (5) the Company or any Subsidiary Guarantor has paid or duly provided for payment of all amounts then due to the Trustee pursuant to the terms of the Indenture; and (6) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel (which counsel may be an employee of the Company), each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

      The Company or any Subsidiary Guarantor may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture and the Company has delivered to the Trustee and any relevant paying agent an officer's certificate to that effect.

REGISTRATION RIGHTS AGREEMENT; PENALTY INTEREST

      If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission or (ii) any holder of a Note notifies the Company on or prior to the Exchange Date that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Registration Statement is not appropriate or available for such resales by such holder or (C) it is a broker-dealer that owns Notes (including the Initial Purchaser that holds Notes as part of an unsold allotment from the original offering of the Notes) acquired directly from an Issuer or an Affiliate of an Issuer or (iii) any holder of Private Exchange Notes so requests within 120 days after the consummation of the Private Exchange (each such event referred to in clauses (i) through (iii), a "Shelf Filing Event"), the Company shall cause to be filed with the Commission pursuant to Rule 415 a shelf registration statement (the "Shelf Registration Statement") on or prior to the later of (x) May 18, 1996 and (y) 30 days after the occurrence of such Shelf Filing Event, relating to all Transfer Restricted Securities (the "Shelf Registration") the holders of which have provided the information required by the Registration Rights Agreement, and shall use their best efforts to have the Shelf Registration Statement declared effective by the Commission on or prior to 90 days after the occurrence of such Shelf Filing Event, provided that if the Company has not consummated the Exchange Offer by September 15, 1996, then the Company shall cause the Shelf Registration Statement to be filed with the Commission on or prior to September 16, 1996 and shall use its best efforts to have the Shelf Registration Statement declared effective by the Commission within 60 days of the date of filing thereof. In such circumstances, the Company shall use its best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act, until (A) March 19, 1999 (subject to extension under certain circumstances) or (B) if sooner, the date immediately following the date that all Transfer Restricted Securities covered by the Shelf Registration Statement have been sold pursuant thereto

(the "Effectiveness Period"); provided, however, that the Effectiveness Period shall be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements of Rule 174 under the Securities Act in the Registration Rights Agreement.

      No holder of Transfer Restricted Securities may include any of its Transfer Restricted Securities in any Shelf Registration Statement pursuant to this Agreement unless and until such holder furnishes to the Company in writing, within 30 days after receipt of a request therefor, such information as the Company may reasonably request for use in connection with any Shelf Registration Statement or Prospectus or preliminary prospectus included therein. No holder of Transfer Restricted Securities shall be entitled to Additional Interest (as defined) unless and until such holder shall have provided all such reasonably requested information. Each holder of Transfer Restricted Securities as to which any Shelf Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such holder not materially misleading.

      In the event that (i) the applicable Registration Statement is not filed with the Commission on or prior to the date specified for such filing, (ii) the applicable Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness after such obligation arises, (iii) if the Exchange Offer is required to be consummated under the Registration Rights Agreement, the Company has not exchanged Exchange Notes for all Notes validly tendered and not validly withdrawn in accordance with the terms of the Exchange Offer by the Consummation Date or (iv) the applicable Registration Statement is filed and declared effective but shall thereafter cease to be effective without being succeeded immediately by any additional Registration Statement covering the Notes, the Exchange Notes or the Private Exchange Notes, as the case may be, which has been filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the interest rate on Transfer Restricted Securities will increase ("Additional Interest"), with respect to the first 90-day period immediately following the occurrence of such Registration Default, by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 2% per annum with respect to all Registration Defaults. Following the cure of a Registration Default, the accrual of Additional Interest with respect to such Registration Default will cease and upon the cure of all Registration Defaults the interest rate will revert to the original rate.

      The Company shall notify the Trustee and paying agent under the Indenture immediately upon the happening of each and every Registration Default. The Company shall pay the Additional interest due on the Transfer Restricted Securities by depositing with the paying agent (which shall not be the Company for these purposes) for the Transfer Restricted Securities, in trust, for the benefit of the holders thereof, prior to 11:00 A.M. on the next interest payment date specified by the Indenture (or such other indenture), sums sufficient to pay the Additional Interest then due. The Additional Interest due shall be payable on each interest payment date specified by the Indenture (or such other indenture) to the record holder entitled to receive the interest payment to be made on such date. Each obligation to pay Additional Interest shall be deemed to accrue from and including the date of the applicable Registration Default.

GOVERNING LAW

      The Indenture provides that it is governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth (or incorporated by reference) in the Indenture and no others. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in such exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claims as security or otherwise.

BOOK ENTRY; DELIVERY AND FORM

      Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Exchange Note"). The Global Exchange Note will be deposited on the Exchange Date with, or on behalf of, DTC and registered in the name of a nominee of DTC.

     The Global Exchange Note

      The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Exchange Note, DTC or its custodian will credit, on its internal system, the principal amount of Exchange Notes of the individual beneficial interests represented by such Global Exchange Note to the respective accounts of exchanging Holders who have accounts with DTC and (ii) ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who invest through participants. Qualified Institutional Buyers will hold their interests in the Global Exchange Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

      So long as DTC or its nominee is the registered owner or holder of the Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture. No beneficial owners of an interest in any Global Exchange Note will be able to transfer that interest except in accordance with DTC's procedures in addition to those provided for under the Indenture.

      Payments of the principal of, premium, if any, and interest on, the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Exchange Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Exchange Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in [same day] funds. If a holder requires physical delivery of Exchange Notes in registered certificated form ("Certificated Securities") for any reason, including to sell Exchange Notes to persons in states which require physical delivery of the Certificated Securities, or to pledge such Certificated Securities, such holder must transfer its interest in the Global Exchange Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

      DTC has advised the Company that it will take any action permitted to be taken by a holder of Outstanding Notes (including the presentation of Outstanding Notes for exchange pursuant to the Exchange Offer) only at the direction of one or more participants to whose account the interests in the Outstanding Global Note are credited and only in respect of such portion of the aggregate principal amount of Outstanding Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Exchange Note for Certificated Securities, which it will distribute to its participants.

      DTC has advised the Company as follows: DTC is a limited purpose trust company organized under laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities

      If DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Note and a successor depositary is not appointed by the Company within 90 days, or at the Company's election at any time, Certificated Securities will be issued in exchange for the Global Exchange Note.

CERTAIN DEFINITIONS

      "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (A) the sum of (i) discounted future net cash flows from proved oil and gas reserves of the Company and its consolidated Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal income tax), as estimated by independent petroleum engineers as of a date no earlier than the date of the Company's latest annual consolidated financial statements (or, in the case that the date of determination is after the end of the first fiscal quarter of the fiscal year of the Company, as estimated by Company engineers as of a date no earlier than the end of the most recent fiscal quarter, which estimates shall be confirmed in writing by a report by independent petroleum engineers in accordance with Commission guidelines in the event of a Material Change if the amount of Adjusted Consolidated Net Tangible Assets is required to be computed under the Indenture), (ii) the Net Working Capital on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements, and (iii) with respect to each other tangible asset of the Company or its consolidated Subsidiaries, the greater of (a) the net book value of such other tangible asset on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements, and (b) the appraised value, as estimated by a qualified independent appraiser, of such other tangible asset, as of a date no earlier than the date that is three years prior to the date of determination (or such later date on which the Company shall have a reasonable basis to believe that there has occurred a material decrease in value since the determination of such appraised value), minus (B) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any gas balancing liabilities of the Company and its consolidated Subsidiaries. In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (1) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Subsidiary of the Company, (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (3) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date.

For purposes of calculating the ratio of the Company's Adjusted Consolidated Net Tangible Assets to Indebtedness of the Company and its Subsidiaries, Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary (which Indebtedness is non-recourse to the Company or any other Subsidiary or any of their assets) shall be included only to the extent of the Company's pro rata ownership interest in such Subsidiary.

      "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee, of such Subsidiary Guarantor at such date and
(y) the present fair saleable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Asset" means each of the assets that are owned by the Company or a Subsidiary on the date of the Indenture or that are acquired by the Company or a Subsidiary after the date of the Indenture.

      "Asset Disposition" means any sale, lease, transfer, exchange or other disposition (or series of related sales, leases, transfers, exchanges or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), or of property or assets (including any interests therein) (each referred to for purposes of this definition as a "disposition") by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than (A) by the Company to a Subsidiary or by a Subsidiary to the Company or a Subsidiary (in the case of a transfer to a Subsidiary that is not a wholly owned Subsidiary, dispositions shall be excluded pursuant to clause (A) only to the extent of the Company's interest in such Subsidiary after giving effect to such transfer), (B) any Investment in an Unrestricted Subsidiary not prohibited under the provisions described in the "Limitation on Restricted Payments" covenant, (C) a disposition of Hydrocarbons or other mineral products in the ordinary course of business, and (D) the disposition of all or substantially all of the assets of the Company in compliance with the "Merger, Consolidation or Sale of Substantially All Assets" covenant).

      "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of
(x) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

      "Bank Credit Agreement" means the Second Amended and Restated Credit Agreement, dated February 11, 1994, among the Company, Internationale Nederlanden (U.S.) Capital Corporation, The First National Bank of Boston, Den norske Bank AS, First Interstate Bank of Texas, N.A., Texas Commerce Bank National Association, and International Nederlanden (U.S.) Capital Corporation, as agent, as amended, modified (without limitation as to amount), supplemented, extended, restated, replaced, renewed or refinanced from time to time in whole or in part in one or more credit agreements, loan agreements, instruments or similar agreements, as such may be further amended, modified (without limitation as to amount), supplemented, extended, restated, replaced, renewed or refinanced from time to time.

      "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the board of directors of such Person duly authorized to act on behalf of the board of directors of such Person.

      "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock and any and all warrants, options and rights with respect thereto, including each class of common stock and preferred stock of such Person.

      "Capitalized Lease Obligation" means the discounted present value of the rental obligations of any Person under any lease of Property, which in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

      "Change of Control" means (i) an event or series of events by which any Person or other entity or group of Persons or other entities acting in concert as a partnership or other group (a "Group of Persons") shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the combined voting power of the then outstanding Voting Stock of the Company, (ii) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors then in office, or (iii) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the Assets to any Person or Group of Persons.

      "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Company or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

      "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of: (i) all income taxes of such Person and its subsidiaries paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), (ii) all interest expense of such Person and its subsidiaries paid or accrued in accordance with GAAP for such period (including amortization of original issue discount and the interest portion of deferred payment obligations), (iii) depreciation and depletion of such Person and its subsidiaries, (iv) amortization of such Person and its subsidiaries including, without limitation, amortization of capitalized debt issuance costs and (v) any other non-cash charges to the extent deducted from Consolidated Net Income.

      "Consolidated EBITDA Coverage Ratio" means, with respect to any Person, the ratio of (1) Consolidated EBITDA of such Person for the period (the "Pro Forma Period") consisting of the most recent four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to (2) the aggregate Fixed Charges which such Person will accrue during the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter (the "Forward Period") on the aggregate amount of Indebtedness outstanding on the Transaction Date, including any Indebtedness proposed to be incurred on such date and excluding any Indebtedness repaid with the proceeds of such Indebtedness (as though all such Indebtedness was incurred or repaid on the first day of the quarter in which the Transaction Date occurred). In addition to, but without duplication of, the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated after giving effect (without duplication), on a pro forma basis for the Pro Forma Period (but no longer), to (a) any Investment, during the period commencing on the first day of the Pro Forma Period to and including the Transaction Date (the "Reference Period"), in any other Person that, as a result of such Investment, becomes a subsidiary of such Person, (b) the acquisition, during the Reference Period (by merger, consolidation or purchase of stock or assets) of any business or assets, which acquisition is not prohibited by the Indenture, including but not limited to Permitted Industry Investments, as if such acquisition had occurred on the first day of the Reference Period (c) any sales or other dispositions of assets (other than sales of Hydrocarbons and other mineral products in the ordinary course of business) occurring during the Reference Period, in each case as if such incurrence, Investment, repayment, acquisition or asset sale had occurred on the first day of the Reference Period and (d) interest income reasonably anticipated by the Company to be received during the Pro Forma Period from Investments in Permitted Obligations, which Investments exist on the Transaction Date or will exist as a result of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio. For purposes of this definition, "Fixed Charges" shall be calculated after giving effect (without duplication), on a pro forma basis for the Forward Period, to any Indebtedness incurred or repaid on or after the first day of the Forward Period and prior to the Transaction Date. For purposes of calculating the Company's Consolidated EBITDA Coverage Ratio, Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary (which Indebtedness is non-recourse to the Company or any other Subsidiary or any of their assets) shall be included only to the extent of the Company's pro rata ownership interest in such Subsidiary.

      "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that (a) the net income of (i) any Unrestricted Subsidiary and (ii) any other Person in which such Person or any subsidiary thereof has an interest (which interest, in the case of those Persons referred to in clause (ii), does not cause the net income of such other Person to be consolidated with the net income of such Person in accordance with GAAP) will be included only to the extent of the amount of dividends or distributions actually paid to such Person or its subsidiaries by such other Person in such period; (b) the net income of any subsidiary of such Person that is subject to any Payment Restriction will be excluded to the extent of such Payment Restriction; and (c) (i) the net income (or loss) of any other Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net gain (but not loss) on the sale or other disposition by such Person or any of its subsidiaries of assets and of the Capital Stock of any subsidiary of such Person, and (iii) items which are extraordinary, will each be excluded; provided, in no event shall the computation of Consolidated Net Income of the Company include or take into effect the premium or write-off of debt issuance costs, if any, paid by the Company optionally to redeem or otherwise prepay the 12% Notes issued pursuant to the Prior Indenture or the Notes issued under the Indenture.

      "Consolidated Net Worth" as of any date means with respect to any Person the amount by which the assets of such Person and its subsidiaries on a consolidated basis exceed (i) the total liabilities of such Person and its subsidiaries on a consolidated basis, plus (ii) Disqualified Capital Stock of such Person or Disqualified Capital Stock of any subsidiary of such Person issued to any Person other than such Person or another wholly owned Subsidiary of such Person, in each case determined in accordance with GAAP.

      "Contango Market Transaction" means a transaction in which the Company or any Subsidiary either (i) establishes a position using New York Mercantile Exchange Crude Oil Futures contracts to purchase Hydrocarbons for future delivery to it, or (ii) purchases or commits to purchase Hydrocarbons for future delivery to it, and contemporaneous with such purchase transaction either (y) establishes one or more positions using New York Mercantile Exchange Crude Oil Futures contracts to resell at a date subsequent to such delivery date, or (z) enters into a contract with that Person or another Person to resell at a date subsequent to such delivery date, a similar aggregate quantity and quality of Hydrocarbons as so purchased by the Company or such Subsidiary, as applicable, and at an aggregate price greater than the Indebtedness incurred for the Hydrocarbons so purchased by the Company or such Subsidiary.

      "Continuing Directors" means any member of the Board of Directors of the Company on the Issue Date, any director elected since the date thereof in any annual meeting of the stockholders upon the recommendation of the Board of Directors of the Company and any other member of the Board of Directors of the Company who will be recommended or elected to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company.

      "Currency Agreement" means the obligations of any Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in currency values.

      "Default" means any event which is, or after notice or passage of time would be, an Event of Default.

      "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person or its subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its subsidiaries, including at the option of the holder, in whole or in part, or has, upon the happening of an event or the passage of time would have, a redemption or similar payment due, in each such case on or prior to the Maturity Date.

      "Fixed Charges" means, with respect to any Person, for any period, the aggregate amount of (i) interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such Person and its consolidated subsidiaries (including (a) original issue discount on any Indebtedness and (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, in each case to the extent attributable to such period) and (ii) dividend requirements on Disqualified Capital Stock of such Person and its consolidated subsidiaries (whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock) (non-cash dividends being valued as determined in good faith by the Board of Directors of such Person, as evidenced by a Board Resolution)) paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) and excluding items eliminated in consolidation.

      For purposes of the definition of Fixed Charges, (a) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such Person (as evidenced by a Board Resolution) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; (b) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the date Fixed Charges are being calculated, subject to the proviso in clause
(c); (c) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate, (provided that, for the period following the date on which the rate actually chosen ceases to be in effect, the Company may designate an optional rate other than that actually chosen, which optional rate shall be deemed to accrue at a fixed per annum equal to the rate of interest on such optional rate in effect on the date Fixed Charges are being calculated); and (d) Fixed Charges shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with obligations under Interest Rate Agreements attributable to such period.

      "GAAP" means generally accepted accounting principles as in effect in the United States of America as of any date of determination.

      "Guarantor Senior Indebtedness" means all Indebtedness of a Subsidiary Guarantor (present and future) created, incurred, assumed or guaranteed by the Subsidiary Guarantor (and all renewals, extensions, increases or refundings thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness, and including any Post- Commencement Amounts), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness does not include (i) any Indebtedness of the Subsidiary Guarantor to the Company or any Subsidiary or any Unrestricted Subsidiary, and (ii) any amounts payable or other liabilities to trade creditors.

      "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

      "Indebtedness" means, with respect to any Person, without duplication, any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the deferred and unpaid balance of the purchase price of any property or interest therein (other than (A) any such balance that represents an account payable or any other monetary obligation to a trade creditor created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services and due within twelve months (or such longer period for payment as is customarily extended by such trade creditor) of the incurrence thereof, which account is not overdue by more than 150 days, according to the original terms of sale, unless such account payable is being contested in good faith or has been extended, and (B) the Indebtedness with respect to the Restructure Agreement dated as of February 25, 1991 by and among the Company, The Aetna Casualty and Surety Company and Aetna Life Insurance Company), (iv) for the payment of a Capitalized Lease Obligation of such Person, (v) with respect to the reimbursement of any letter of credit, banker's acceptance or similar credit transaction, (vi) with respect to Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person's legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (A) the lesser of (1) the full amount of such obligations, and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (B) the amount of obligations as have been assumed by such Person or which are otherwise such Person's legal liability), (vii) with respect to production payments in connection with oil and gas properties of such Person, other than any Permitted Production Payment Obligations, (viii) to the extent not otherwise included, under Currency Agreements and Interest Rate Agreements entered into other than in the ordinary course of such Person's business, (ix) in the case of such Person, the liquidation preference and any mandatory redemption payment obligations in respect of Disqualified Capital Stock, and, in the case of a subsidiary of such Person, the liquidation preference and any mandatory redemption payment obligations in respect of preferred stock of such subsidiary, and (x) in respect of all Indebtedness of others which such Person has guaranteed, endorsed with recourse (otherwise than for collection, deposit or other similar transactions in the ordinary course of business), agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds or for which such Person has otherwise become liable; provided, however, Indebtedness arising pursuant to clause
(iii)(A) of this definition as a result of such account payable becoming overdue by more than 150 days shall only be deemed to be incurred at a time when Indebtedness, other than such Indebtedness, is incurred.

      "Insolvency or Liquidation Proceeding" means, with respect to any Person,
(a) an insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization proceeding or other similar case or proceeding, relative to such Person or to its creditors, as such, or its assets, or (b) any liquidation, dissolution, or reorganization proceeding of such Person, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of such Person.

      "Interest Rate Agreement" means the obligations of any Person pursuant to any interest swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in interest rates.

      "Investment" means, in respect of any Person, any investment in another Person, whether by means of a share purchase, capital contribution, loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or similar credit extension constituting Indebtedness of such other Person and any guaranty of Indebtedness of any other Person. For purposes of the "Limitation on Restricted Payments" covenant and the definition of Permitted Unrestricted Subsidiary Investments, (i) an "Investment" in an Unrestricted Subsidiary shall be deemed to include and be valued at the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary, and (ii) any Investment in an Unrestricted Subsidiary shall be valued at fair market value at the time of such Investment (except however, when such Investment consists of a loan or advance by a Person to another Person that is of an intercompany or similar nature between such Persons and arises pursuant to an agreement or understanding in the ordinary course of business relating to tax sharing, administrative or other similar arrangements, then such Investment shall be valued at fair market value at the time that the investing Person shall have paid monies or transferred other consideration to another Person for the benefit of the Person in whom the agreement to make such loan or advance was made), in each case as determined by the Board of Directors of the Company and such Subsidiary, as applicable, in good faith.

      "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

      "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and gas reserves of the Company and consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist, (ii) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters, and (iii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Disposition of Assets".

      "Material Subsidiary" means any Subsidiary of the Company which, as of the relevant date of determination, would be a "significant subsidiary" as defined in Reg. Section 230.405 promulgated pursuant to the Securities Act as in effect on the Issue Date, assuming the Company is the "registrant" referred to in such definition, except that the 10% amounts referred to in such definition shall be deemed to be 5%.

      "Moody's" means Moody's Investors Service, Inc. and its successors.

      "Net Available Proceeds" means, with respect to any Asset Disposition of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Disposition, and in each case net of all Indebtedness which is secured by such Assets, in accordance with the terms of any Lien upon or with respect to such Assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition and which is actually so repaid.

      "Net Proceeds" means (a) in the case of any sale by the Company of Qualified Capital Stock, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding securities or Indebtedness of the Company for or into shares of Qualified Capital Stock of the Company, the net book value of such outstanding securities or Indebtedness as adjusted on the books of the Company on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness or securities to the Company upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness or securities, and all other expenses incurred by the Company in connection therewith).

      "Net Working Capital" means (i) all current assets of the Company and its consolidated Subsidiaries, minus (ii) all current liabilities of the Company and its consolidated Subsidiaries, except current liabilities included in Indebtedness.

      "Non-Recourse Indebtedness" means Indebtedness that, under the terms thereof or pursuant to applicable law, neither the Company nor any Subsidiary of the Company (other than a Subsidiary being designated as an Unrestricted Subsidiary) is directly or indirectly liable for and there is no recourse against any of the assets or properties of the Company or such Subsidiary.

      "Obligations" mean the due and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes and the due and punctual performance of all other obligations of the Company under the Indenture and the Notes.

      "Oil and Gas Properties" means all Properties, including equity or other ownership interests therein, owned by such Person which have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

      "Permitted Acquisition Indebtedness" means Indebtedness of the Company or any Subsidiary to the extent such Indebtedness is incurred to finance the acquisition of Oil and Gas Properties (and development costs related thereto) and does not exceed the principal amount of $50 million with respect to any such acquisition transaction or series of related acquisition transactions, if on the date of the incurrence (i) (A) the Adjusted Consolidated Net Tangible Assets acquired are equal to or greater than 200% of the Indebtedness incurred, and (B) the Adjusted Consolidated Net Tangible Assets of the Company (after giving effect to such acquisition) are equal to or greater than 125% of the consolidated Indebtedness of the Company and its Subsidiaries, or (ii) (A) the Property Net Revenue Coverage Ratio would have been equal to or greater than 2.5 to 1.0, (B) the Adjusted Consolidated Net Tangible Assets acquired are equal to or greater than 150% of the Indebtedness incurred, and (C) the Adjusted Consolidated Net Tangible Assets of the Company (after giving effect to such acquisition) are equal to or greater than 125% of the consolidated Indebtedness of the Company and its Subsidiaries.

      "Permitted Contango Market Transaction Obligations" means Indebtedness of the Company or any Subsidiary under letter of credit or borrowed money obligations, or in lieu of or in addition to such letters of credit or borrowed money, guarantees of such Indebtedness or other obligations of the Company or any Subsidiary by the Company or any other Subsidiary, as applicable, related to a Contango Market Transaction, provided that, (1) if the Company or such Subsidiary has entered into such a contract to resell at a subsequent date, as distinguished from establishing a position using New York Mercantile Exchange Crude Oil Future contracts to resell at a subsequent date, (A) the Person with which the Company or such Subsidiary has such contract to sell has an investment grade credit rating by S&P or Moody's, or in lieu thereof, a Person guaranteeing the payment of such obligated Person has an investment grade credit rating by S&P or Moody's, or (B) such Person posts a letter of credit in favor of the Company or such Subsidiary with respect to such contract and (2) for the period commencing on the date the Company or such Subsidiary is obligated to take delivery of such Hydrocarbons so purchased by it and until and including the date on which delivery to the purchaser is fulfilled, the Company or such Subsidiary has the right and ability to store such quantity and quality of Hydrocarbons in storage facilities owned, leased, operated or otherwise controlled by the Company or any Subsidiary.

      "Permitted Indebtedness" means (i) Indebtedness under the Outstanding Notes and any Exchange Note issued in exchange for Outstanding Notes of equal principal amount; (ii) Indebtedness outstanding in an aggregate principal amount at any one time outstanding not to exceed $100 million under the Bank Credit Agreement, plus all interest and fees under such agreements and any guarantee of any such Indebtedness; (iii) the Guarantees of the Notes (and any assumption of the obligations guaranteed thereby); (iv) Permitted Refinancing Indebtedness;
(v) Indebtedness of the Company to any Wholly Owned Subsidiary, and any Indebtedness of any Wholly Owned Subsidiary to the Company or to any Wholly Owned Subsidiary of the Company; provided, that in each case, such Indebtedness has not been incurred in contemplation of any subsequent issuance or transfer of any Capital Stock or any other event which would result in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary), and if incurred in contemplation of any of the foregoing events, then such Indebtedness shall be deemed to be incurred and shall be treated as an incurrence of Indebtedness for purposes of the "Limitation on Indebtedness" covenant at the time the Wholly Owned Subsidiary in question ceased to be a Wholly Owned Subsidiary; (vi) Permitted Marketing Obligations and Permitted Contango Market Transaction Obligations; (vii) Permitted Acquisition Indebtedness; (viii) Permitted Operating Obligations; (ix) other Indebtedness outstanding at any time in an aggregate principal amount not to exceed the greater of $15 million or 2.5% of Adjusted Consolidated Net Tangible Assets of the Company; and (x) Indebtedness outstanding on the Issue Date. Permitted Refinancing Indebtedness that constitutes a refinancing of amounts referred to in clauses (ii) and (ix) shall be deemed to be incurred pursuant to and subject to the limitations in clauses (ii) and (ix), respectively. The Company may elect at any time that amounts of Indebtedness incurred under clauses (ii) or (ix) be deemed to be incurred pursuant to the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant (if then permitted to be so incurred), in which event such amounts so incurred shall be deemed not to be incurred under clause (ii) or (ix); provided, however, any such

Indebtedness deemed not to be incurred under clause (ii) shall still be treated as Indebtedness under and governed by the Bank Credit Agreement for purposes of all other provisions of the Indenture.

      "Permitted Industry Investments" means (i) capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein; (ii)(a) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, or (b) exchanges of Company Properties for other Company Properties of at least equivalent value as determined in good faith by the Board of Directors of the Company; (iii) Investments by the Company or any Subsidiary in any Subsidiary (or in any Person that becomes a Subsidiary as a result of such Investment) that are not subject to any Payment Restriction;
(iv) Investments in the Company or another Subsidiary that are not subject to any Payment Restriction by any Subsidiary; and (v) Investments of operating funds on behalf of co-owners of Oil and Gas Properties of the Company or the Subsidiaries pursuant to joint operating agreements.

      "Permitted Investments" means Permitted Obligations and Permitted Industry Investments (in each case, other than Investments in Unrestricted Subsidiaries).

      "Permitted Liens" means (i) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for such adequate reserves have been established to the extent required by GAAP, (ii) landlord's, carriers, warehouseman's, storage, mechanics', workmen's, materialmen's, operator's or similar Liens arising in the ordinary course of business, (iii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Company Properties or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the Company Properties subject thereto or interfere with the ordinary conduct of the business of the Company or the Subsidiaries, (iv) Liens on, or related to, Properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, transportation, marketing or storage, or operation thereof, (v) Liens on pipeline or pipeline facilities, Hydrocarbons or Company Properties which arise out of operation of law, (vi) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made, (vii)
(a) Liens upon any Property of any Person existing at the time of acquisition thereof by the Company, (b) Liens upon any Property of a Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary or existing at the time of the sale or transfer of any such Property of such Person to the Company or any Subsidiary, or (c) Liens upon any Property of a Person existing at the time such Person becomes a Subsidiary; provided that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further that in each such case no such Lien shall extend to or cover any Property of the Company or any Subsidiary other than the Property being acquired and improvements thereon,
(viii) Liens existing on the Issue Date, (ix) Liens on deposits made in the ordinary course of business, including, without limitation, pledges or deposits under worker's compensation, unemployment insurance and other social security legislation and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business, (x) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank, (xi) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, operating agreements and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Company Properties, (xii) Liens upon any Property which were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that no such Lien shall extend to or cover any Property of the Company or any Subsidiary other than the Property so acquired and improvements thereon, (xiii) Liens securing Senior Indebtedness or Guarantor Senior Indebtedness, whether in whole or part thereof, (xiv) with respect to any Company Properties, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operating, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that the Company or any Subsidiary determines in good faith to be necessary for the economic development of such Property, and (xv) Liens upon any Property securing obligations under hedging agreements, swap agreements or other similar agreements entered into for the purpose of protecting against fluctuations in oil or natural gas prices.

      "Permitted Marketing Obligations" means, other than Permitted Operating Obligations or Indebtedness relating to Contango Market Transactions, Indebtedness of the Company or any Subsidiary under letter of credit or borrowed money obligations, or in lieu of or in addition to such letters of credit or borrowed money, guarantees of such Indebtedness or other obligations of the Company or any Subsidiary by any other Subsidiary or the Company, as applicable, related to the purchase by the Company or any Subsidiary of Hydrocarbons for which the Company or such Subsidiary has contracts to sell; provided, that in the event that such Indebtedness or obligations are guaranteed by the Company or any Subsidiary, then either (i) the Person with which the Company or such Subsidiary has contracts to sell has an investment grade credit rating from S&P or Moody's, or in lieu thereof, a Person guaranteeing the payment of such obligated Person has an investment grade credit rating from S&P or Moody's, or
(ii) such Person posts, or has posted for it, a letter of credit in favor of the Company and such Subsidiary with respect to all of such Person's obligations to the Company or such Subsidiary under such contracts.

      "Permitted Obligations" means (a) the following kinds of instruments if, in the case of instruments referred to in clauses (i)-(iv) below, on the date of purchase or other acquisition of any such instrument by the Company or any Subsidiary, the remaining term to maturity is not more than one year: (i) readily marketable obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by a depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided that such depository institution or trust company has, at the time of the Company's or such Subsidiary's investment therein or contractual commitment providing for such investment, capital, surplus or undivided profits (as of the date of such institution's most recently published financial statements), in excess of $100,000,000; and (iv) commercial paper issued by any Person, if such commercial paper has, at the time of the Company's or any Subsidiary's investment therein or contractual commitment providing for such investment, credit ratings of A-1 by S&P and P-1 by Moody's; and (b) money market mutual or similar funds having assets in excess of $100,000,000.

      "Permitted Operating Obligations" means Indebtedness of the Company or any Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, the Company or any Subsidiary in the ordinary course of business (excluding obligations related to the purchase by the Company or any Subsidiary of Hydrocarbons for which the Company or such Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

      "Permitted Production Payment Obligations" means obligations with respect to production payments entered into in the ordinary course of the Company's or any Subsidiary's business, which obligations are non-recourse to the Company and its Subsidiaries other than to Hydrocarbon production from the properties subject to such obligations.

      "Permitted Refinancing Indebtedness" means (a) Senior Indebtedness of the Company or any Subsidiary, the net proceeds of which are used solely to renew, extend, refinance, refund or repurchase outstanding Notes, including the amount of reasonable fees and expenses and premium, if any, incurred by the Company or such Subsidiary in connection therewith; or (b) Indebtedness of the Company or any Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer as required by the terms of the Notes) outstanding Indebtedness of the Company or any Subsidiary, provided that (i) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the Notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Notes or the Subsidiary Guarantees at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and
(iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees and expenses and premium, if any, incurred by the Company or such Subsidiary in connection therewith.

      "Permitted Unrestricted Subsidiary Investments" means Investments in Unrestricted Subsidiaries in a cumulative aggregate amount (in cash or the fair market value of property other than cash, as determined in good faith by the Board of Directors of the Company) not to exceed the sum of (i) $25 million and
(ii) cash or cash equivalent distributions made from any Unrestricted Subsidiary and received, after the Issue Date, as such by the Company, provided that any amount included in this clause (ii) shall be deducted from any amounts referred to in clause (y)(3) of the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, Permitted Unrestricted Subsidiary Investments shall also include any Investments in Unrestricted Subsidiaries to the extent such Investment consists of (A) Qualified Capital Stock of the Company or (B) amounts referred to in clause (y)(2) of the "Limitation on Restricted Payments" covenant, which Investments shall be excluded from the sum in the previous sentence, provided that the amount of any Investments pursuant to clause (B) shall be deducted from amounts referred to in clause (y)(2) of the "Limitation on Restricted Payments" covenant.

      "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

      "Post-Commencement Amounts" means all interest and fees accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding in accordance with and at the contract rate (including, without limitation, any non-usurious rate applicable upon default) and all premiums, expenses (including costs of collection), indemnities and other amounts that would have accrued or been incurred after the commencement of any Insolvency or Liquidation Proceeding in any case as specified in any agreement or instrument creating, evidencing, or governing any Senior Indebtedness or any Guarantor Senior Indebtedness, as the case may be, whether or not, pursuant to applicable law or otherwise, the claim for such interest, fees, premiums, expenses, indemnities or other amounts is allowed and non-avoidable as a claim in such Insolvency or Liquidation Proceeding.

      "Prior Indenture" means the Indenture dated as of October 1, 1992, among the Company, the "Subsidiary Guarantors" (as therein defined) and Texas Commerce Bank National Association, successor to Ameritrust Texas National Association, as trustee, and providing for the issue of the Company's 12% Senior Subordinated Notes due 1999 in the aggregate principal amount of $100 million.

      "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act, as amended.

      "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

      "Property Net Revenue Coverage Ratio" means, with respect to Property to be acquired by the Company or any Subsidiary, the ratio of (i) the amount equal to (A) the revenues attributable to the sale of Hydrocarbons from such Property for the most recent four full fiscal quarters for which financial information is available immediately prior to the acquisition date, (the "Pro Forma Period") minus (B) the production and general and administrative expenses attributable to such Property during the Pro Forma Period (the "Property Net Revenue") to (ii) the aggregate Fixed Charges the Company or any Subsidiary will accrue during the fiscal quarter in which the acquisition date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter as a result of Indebtedness incurred for the purpose of making such acquisition (as though all such Indebtedness was incurred or repaid on the first day of the quarter in which the acquisition date occurs). For purposes of this definition, Property Net Revenue shall be calculated, after giving effect on a pro forma basis for the Pro Forma Period, to (a) any adjustments in revenues from the sale of Hydrocarbons as a result of fixed price or other contract arrangements entered into as of the acquisition date and (b) any adjustments in production and general and administrative expenses which are fixed or determinable as of the acquisition date.

      "Public Equity Offering" means an underwritten public offer and sale of common stock (that is Qualified Capital Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

      "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

      "Rating Agency" means S&P and Moody's or, if S&P or Moody's shall have ceased to be a "nationally recognized statistical rating organization" (as defined in Rule 436 under the Act) or shall have ceased to make publicly available a rating on any outstanding securities of any company engaged primarily in the oil and gas business, such other organization or organizations, as the case may be, then making publicly available a rating on the Notes as is selected by the Company.

      "Rating Date" means, in respect of each Change of Control, the date that is immediately prior to the date of the first public announcement of an event or series of events that results in a Change of Control.

      "Rating Decline" means the occurrence on any date following the Rating Date and prior to a date that is 90 days after the occurrence of a corresponding Change of Control (which period shall be deemed to be extended so long as prior to the end of such 90-day period and continuing thereafter the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) of either of the following: (i) the rating of the Notes by either Rating Agency within such period shall be at least one gradation below the rating of the Notes by such Rating Agency on the Rating Date, or (ii) either Rating Agency shall withdraw its ratings of the Notes. A gradation shall include changes within rating categories (e.g., with respect to S&P a decline in a rating from BB+ to BB, or from B to B-, will constitute a decrease of one gradation).

      "Related Person" means (i) any Affiliate of the Company, (ii) any individual or other Person who directly or indirectly holds 10% or more of the combined voting power of the then outstanding Voting Stock of the Company, (iii) any relative of any individual referred to in clauses (i), (ii) and (iv) hereof by blood, marriage or adoption not more remote than first cousin and (iv) any officer or director of the Company.

      "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by the Company or a Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Indebtedness of the Company or any Subsidiary that is subordinate in right to the Notes or the Guarantees, provided, however, that any such acquisition shall be deemed not to be a Restricted Debt Prepayment to the extent it is made (x) in exchange for or with the proceeds from the substantially concurrent issuance of Qualified Capital Stock or (y) in exchange for or with the proceeds from the substantially concurrent issuance of Indebtedness, in a principal amount (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not to exceed the lesser of (i) the principal amount of Indebtedness being acquired in exchange therefor (or with the proceeds therefrom) and (ii) if such Indebtedness being acquired was issued at an original issue discount, the original issue price thereof plus amortization of the original issue discount at the time of the incurrence of the Indebtedness being issued in exchange therefor (or the proceeds of which will finance such acquisition), and provided further that any such Indebtedness shall have an Average Life not less than the Average Life of the Indebtedness being acquired, and shall contain subordination and default provisions no less favorable, in any material respect, to holders of the Securities than those contained in such Indebtedness being acquired.

      "Restricted Payment" means any (i) Stock Payment, (ii) Investment (other than Permitted Investments and other than Permitted Unrestricted Subsidiary Investments) or (iii) Restricted Debt Prepayment.

      "S&P" means Standard & Poor's Ratings Group and its successors.

      "Senior Indebtedness" means all Indebtedness of the Company (present and future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness, and including any Post-Commencement Amounts), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Securities. Notwithstanding the foregoing, Senior Indebtedness of the Company does not include (i) any Indebtedness of the Company to any Subsidiary or any Unrestricted Subsidiary, and (ii) any amounts payable or other liabilities to trade creditors.

      "Stock Payment" means, with respect to any Person, (a) the declaration or payment by such Person, either in cash or in property, of any dividend on (except, in the case of the Company, dividends payable solely in Qualified Capital Stock of the Company), or the making by such Person or any of its subsidiaries of any other distribution in respect of, such Person's Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (except for the issuance of Qualified Capital Stock pursuant to the exercise thereof), or (b) the redemption, repurchase, retirement or other acquisition for value by such Person or any of its subsidiaries, directly or indirectly, of such Person's or any of its subsidiaries' Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than, in the case of the Company, through the issuance in exchange therefor solely of Qualified Capital Stock of the Company; provided, however, that in the case of a Subsidiary, the term "Stock Payment" shall not include (i) any such payment with respect to its Capital Stock or warrants, rights or options to purchase or acquire shares of any class of its Capital Stock payable to the Company or a Wholly Owned Subsidiary, or (ii) the payment of pro rata dividends to holders of minority interests in Capital Stock of a Subsidiary.

      A "subsidiary" of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person, (ii) a partnership in which such Person or a wholly-owned subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its wholly-owned subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, a wholly-owned subsidiary of such Person or such Person and one or more wholly-owned subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

      "Subsidiary" means any subsidiary of the Company; provided, that an Unrestricted Subsidiary shall not be deemed a subsidiary of the Company for purposes of the Indenture.

      "Subsidiary Guarantor" means (i) Calumet Florida, Inc., a Delaware corporation, Plains Illinois Inc., a Delaware corporation, Plains Marketing & Transportation Inc., a Delaware corporation, Plains Resources International Inc., a Delaware corporation, PRI Producing Inc., a Delaware corporation, PLX Crude Lines Inc., a Delaware corporation, PLX Ingleside Inc., a Delaware corporation, Stocker Resources, Inc., a California corporation, Stocker Resources, L.P., a California limited partnership, and Plains Terminal & Transfer Corporation, a Delaware corporation, (ii) each of the Company's Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions of the Indenture and (iii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture.

      "Unrestricted Subsidiary" means (1) any subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) any subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any subsidiary of the Company (including any newly acquired or newly formed subsidiary or a Person becoming a subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(A) such subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other subsidiary of the Company which is not a subsidiary of the subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (B) all the Indebtedness of such subsidiary shall at the date of designation, and will at all times thereafter consist of, Non-Recourse Indebtedness; (C) the Company certifies that such designation complies with the "Limitation on Restricted Payments" covenant; and (D) such subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and the Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, such Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary; provided that immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant on a pro forma basis taking into account such designation.

      "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

      "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock (other than directors' qualifying shares, if applicable) of which is owned by the Company or another Wholly Owned Subsidiary.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ________, 1996, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

      The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchase or to or through brokers or dealer who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

      For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer, other than commissions or concession of any brokers or dealers, and will indemnify the holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which request the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

                                  LEGAL MATTERS

      The validity of the Exchange Notes will be passed upon for the Company by Michael R. Patterson, Esq., its general counsel. Mr. Patterson beneficially owns 114,437 shares of the Company's Common Stock.

                                     EXPERTS

      The Consolidated Financial Statements of the Company as of December 31, 1995, and for the year then ended, and the Statement of Revenues and Direct Operating Expenses of the Illinois Basin Properties, incorporated by reference into this Prospectus, have been so incorporated by reference herein in reliance on the reports of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting

      Information relating to the estimated proved reserves of oil and natural gas and the related estimates of future net revenues and present values thereof for certain periods, incorporated by reference into this Prospectus, has been prepared by Netherland, Sewell & Associates, Inc., H. J. Gruy Associates, Inc. and Ryder Scott Company, independent petroleum engineers, and is incorporated by reference herein in reliance upon the authority of such firms as experts in petroleum engineering.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article Tenth of the Company's Second Restated Certificate of Incorporation provides that the Company shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of fact that he, his testator or intestate, is or was a director or officer of the Company or by reason of the fact that such director or officer, at the request of the Company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of the Company's Restated Certificate of Incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

        Additionally, Article VIII of the Company's Bylaws provides for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the "GCL"). The Bylaws generally follow the language of Section 145 of the GCL, but in addition specify that any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Bylaws, notwithstanding any contrary determination denying indemnification made by the Board, by independent legal counsel, or by the stockholders, and notwithstanding the absence of any determination with respect to indemnification. The Bylaws also specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Bylaws, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Company or another enterprise, or on information supplied to him by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise.

        Pursuant to Section 145 of the GCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for such persons.

        The above discussion of the Company's Restated Certificate of Incorporation and Bylaws and Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statute.

        The Company has entered into an employment agreement containing indemnification provisions with Mr. Armstrong, its President and Chief Executive Officer. Pursuant to such agreement, the Company has agreed to indemnify and hold him harmless to the fullest extent permitted by law, from any loss, damage or liability incurred in the course of his employment. The amount paid by the Company is reducible by the amount of insurance paid to or on behalf of such officer with respect to any event giving rise to indemnification. Such officer's right to indemnification is to survive his death or termination of employment and the termination of his employment agreement. The Board recently authorized an employment agreement with Mr. Egg, Senior Vice President of the Company, which, as authorized, will have indemnification provisions substantially the same as those of Mr. Armstrong's agreement described above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)     Exhibits


           4          --     Indenture dated as of March 15, 1996, among Plains
                             Resources Inc., the Subsidiary Guarantors named
                             therein and Texas Commerce Bank National
                             Association, as Trustee (incorporated by reference
                             to Exhibit 4(b) to Registration No. 333-1851).
           5*         --     Opinion of Michael R. Patterson, Esq.
          12**        --     Computation of Ratio of Earnings to Fixed Charges.
          23(a)*      --     Consent of Michael R. Patterson, Esq. (contained
                             in Exhibit 5).
          23(b)*      --     Consent of Price Waterhouse LLP.
          23(c)*      --     Consent of Netherland, Sewell & Associates, Inc.
          23(d)*      --     Consent of H. J. Gruy Associates, Inc.
          23(e)*      --     Consent of Ryder Scott Company.
          24*         --     Powers of Attorney
          25+         --     Statement of Eligibility of Trustee.
          99+         --     Form of Letter of Transmittal.

- --------------
+     Filed herewith.

*     Previously filed.


ITEM 22. UNDERTAKINGS

            (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

            (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.


                                 PLAINS RESOURCES INC.


                                 By:    /s/  GREG L. ARMSTRONG
                                      ..........................................
                                 Name:   Greg L. Armstrong
                                 Title:  President and Chief Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.



              Signature                                       Title
              ---------                                       -----
     /s/  GREG L. ARMSTRONG              President, Chief Executive Officer and Director
 .....................................             (Principal Executive Officer)
          Greg L. Armstrong

    /s/  CYNTHIA A. FEEBACK             Controller and Principal Accounting Officer
 .....................................
         Cynthia A. Feeback

     /s/  PHILLIP D. KRAMER              Vice President, Chief Financial Officer and
 .....................................      Treasurer (Principal Financial Officer)
          Phillip D. Kramer

                 *                                           Director
 .....................................
          Robert A. Bezuch

                 *                                           Director
 .....................................
          Tom H. Delimitros

                      *
 ............................................                  Director
             William M. Hitchcock

                      *
 ............................................
                Dan M. Krausse                   Chairman of the Board and Director

                      *
 ............................................                  Director
                John H. Lollar

                      *
 ............................................                  Director
               Robert V. Sinnott

                      *
 ............................................                  Director
                J. Taft Symonds



*By:         /s/  PHILLIP D. KRAMER
     .......................................
       Phillip D. Kramer, Attorney-in-Fact

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.


                                        CALUMET FLORIDA, INC.




                                          /s/  PHILLIP D. KRAMER
                                        ......................................
                                        Name:  Phillip D. Kramer
                                        Title:  Vice President

            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.

          Signature                                       Title
          ---------                                       -----
  /s/ GREG L. ARMSTRONG
 ...............................    President and Director (Principal Executive Officer)
      Greg L. Armstrong

  /s/ PHILLIP D. KRAMER
 ...............................      Vice President and Director (Principal Financial
      Phillip D. Kramer                                  Officer)

/s/ MICHAEL R. PATTERSON
 ...............................           Vice President, Secretary an Director
    Michael R. Patterson

 /s/ CYNTHIA A. FEEBACK
 ...............................          Treasurer (Principal Accounting Officer)
     Cynthia A. Feeback

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.


                            PLAINS ILLINOIS INC.


                            By: /s/ PHILLIP D. KRAMER
                               ...................................
                            Name:   Phillip D. Kramer
                            Title:  Vice President (Principal Financial Officer)


            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.


          Signature                                    Title
          ---------                                    -----
  /s/ GREG L. ARMSTRONG
 .............................   President and Director (Principal Executive Officer)
      Greg L. Armstrong

 /s/ WILLIAM C. EGG, JR.
 .............................                         Director
     William C. Egg, Jr.

/s/ MICHAEL R. PATTERSON
 .............................          Vice President, Secretary and Director
    Michael R. Patterson

 /s/ CYNTHIA A. FEEBACK
 .............................         Treasurer (Principal Accounting Officer)
     Cynthia A. Feeback

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.


                              PLAINS MARKETING & TRANSPORTATION INC.


                              By:   /s/ PHILLIP D. KRAMER
                                   ............................................
                              Name:  Phillip D. Kramer
                              Title:  Vice President and Chief Financial Officer


            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.


          Signature                                      Title
          ---------                                      -----
  /s/  GREG L. ARMSTRONG
 ...............................                         Director
      Greg L. Armstrong

 /s/   HARRY N. PEFANIS
 ...............................   President and Director (Principal Executive Officer)
      Harry N. Pefanis

 /s/  MICHAEL R. PATTERSON
 ...............................          Vice President, Secretary and Director
    Michael R. Patterson

 /s/   CYNTHIA A. FEEBACK
 ...............................         Treasurer (Principal Accounting Officer)
     Cynthia A. Feeback

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.


                            PLAINS RESOURCES INTERNATIONAL INC.


                            By: /s/ PHILLIP D. KRAMER
                               ...............................................
                            Name:   Phillip D. Kramer
                            Title:  Vice President (Principal Financial Officer)


            Pursuant to the requirements of the Amendment to Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.



         Signature                            Title
         ---------                            -----
             *
 ...........................   President and Chief Executive Officer
    William M. Hitchcock

 /s/ GREG L. ARMSTRONG
 ...........................                  Director
     Greg L. Armstrong

 /s/ PHILLIP D. KRAMER
 ...........................        Vice President and Director
     Phillip D. Kramer

  /s/ G. M. McCARROL
 ...........................        Vice President and Director
      G. M. McCarroll

/s/ CYNTHIA A. FEEBACK
 ...........................  Treasurer (Principal Accounting Officer)
    Cynthia A. Feeback

*By: PHILLIP D. KRAMER
     ......................
     Phillip D. Kramer,
     attorney-in-Fact

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.


                              PRI PRODUCING INC.


                              By:    /s/  PHILLIP D. KRAMER
                                   .............................................
                              Name:  Phillip D. Kramer
                              Title:  Vice President and Chief Financial Officer


            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.


          Signature                                     Title
          ---------                                     -----
 /s/  GREG L. ARMSTRONG
 ..............................     President, Chief Executive Officer and Director
      Greg L. Armstrong

 /s/  PHILLIP D. KRAMER
 ..............................   Vice President, Chief Financial Officer and Director
      Phillip D. Kramer

/s/  MICHAEL R. PATTERSON
 ..............................          Vice President, Secretary and Director
     Michael R. Patterson

 /s/  CYNTHIA A. FEEBACK
 ..............................         Treasurer (Principal Accounting Officer)
      Cynthia A. Feeback

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.


                         PLX CRUDE LINES INC.


                         By: /s/ PHILLIP D. KRAMER
                            ..................................................
                         Name:   Phillip D. Kramer
                         Title:  Vice President (Principal Financial Officer)


         Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.


          Signature                                     Title
          ---------                                     -----
  /s/ GREG L. ARMSTRONG
 .............................                          Director
      Greg L. Armstrong

  /s/ PHILLIP D. KRAMER
 .............................                Vice President and Director
      Phillip D. Kramer

  /s/ HARRY N. PEFANIS
 .............................    President and Director (Principal Executive Officer)
      Harry N. Pefanis

 /s/ CYNTHIA A. FEEBACK
 .............................          Treasurer (Principal Accounting Officer)
     Cynthia A. Feeback

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.


                              PLX INGLESIDE INC.


                              By:    /s/  PHILLIP D. KRAMER
                                  ..............................................
                              Name:  Phillip D. Kramer
                              Title:  Vice President and Chief Financial Officer


           Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.


          Signature                                    Title
          ---------                                    -----
  /s/  GREG L. ARMSTRONG
 .............................                         Director
       Greg L. Armstrong

/s/  MICHAEL R. PATTERSON
 .............................          Vice President, Secretary and Director
     Michael R. Patterson

  /s/  HARRY N. PEFANIS
 .............................   President and Director (Principal Executive Officer)
       Harry N. Pefanis

 /s/  CYNTHIA A. FEEBACK
 .............................         Treasurer (Principal Accounting Officer)
      Cynthia A. Feeback

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.


                              STOCKER RESOURCES, INC.


                              By:    /s/  PHILLIP D. KRAMER
                                  .............................................
                              Name:  Phillip D. Kramer
                              Title:  Vice President and Chief Financial Officer


            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.


          Signature                               Title
          ---------                               -----

              *                    President and Chief Executive Officer
 ..............................
        Larry T. Morton

  /s/  GREG L. ARMSTRONG
 ..............................                   Director
       Greg L. Armstrong

 /s/  WILLIAM C. EGG, JR.
 ..............................                   Director
      William C. Egg, Jr.

/s/  MICHAEL R. PATTERSON
 ..............................     Vice President, Secretary and Director
     Michael R. Patterson

 /s/  CYNTHIA A. FEEBACK
 ..............................   Treasurer (Principal Accounting Officer)
      Cynthia A. Feeback


*By: /s/ PHILLIP D. KRAMER
    ..........................
       Phillip D. Kramer,
        attorney-in-Fact


                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.

                         PLAINS TERMINAL & TRANSFER CORPORATION


                         By: /s/ PHILLIP D. KRAMER
                            ..................................................
                         Name:   Phillip D. Kramer
                         Title:  Vice President (Principal Financial Officer)

            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.

         Signature                                    Title
         ---------                                    -----
 /s/ GREG L. ARMSTRONG
 ............................                         Director
     Greg L. Armstrong

 /s/ HARRY N. PEFANIS
 ............................                         Director
     Harry N. Pefanis

            *
 ............................   President and Director (Principal Executive Officer)
      Mark F. Shires

/s/ CYNTHIA A. FEEBACK
 ............................         Treasurer (Principal Accounting Officer)
    Cynthia A. Feeback

*By: PHILLIP D. KRAMER
    ........................
     Phillip D. Kramer
     Attorney-in-Fact


                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 1996.

                              STOCKER RESOURCES, L.P., BY STOCKER RESOURCES, INC., ITS GENERAL PARTNER


                              By:     /s/  PHILLIP D. KRAMER
                                  ..............................................
                              Name:   Phillip D. Kramer
                              Title:  Vice President and Chief Financial Officer

            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of June, 1996.

          Signature                               Title
          ---------                               -----
             *
 .............................     President and Chief Executive Officer
       Larry T. Morton

 /s/  GREG L. ARMSTRONG
 .............................                    Director
      Greg L. Armstrong

 /s/  WILLIAM C. EGG, JR.
 .............................                    Director
      William C. Egg, Jr.

/s/  MICHAEL R. PATTERSON
 .............................     Vice President, Secretary and Director
     Michael R. Patterson

 /s/  CYNTHIA A. FEEDBACK
 .............................    Treasurer (Principal Accounting Officer)
      Cynthia A. Feedback

*By: /s/ PHILLIP D. KRAMER
   ..........................
       Phillip D. Kramer,
        Attorney-in-Fact


                                INDEX TO EXHIBITS


SEQUENTIAL                                                                                                  NUMBERED
EXHIBIT                                                                                                     PAGE
NUMBER
     4          --    Indenture dated as of March 15, 1996, among Plains Resources Inc., the
                      Subsidiary Guarantors named therein and Texas Commerce Bank National
                      Association, as Trustee (incorporated by reference to Exhibit 4(b) to Registration
                      No. 333-1851).
     5*         --    Opinion of Michael R. Patterson, Esq.
    12*         --    Computation of Ratio of Earnings to Fixed Charges.
    23(a)*      --    Consent of Michael R. Patterson, Esq. (contained in Exhibit 5).
    23(b)*      --    Consent of Price Waterhouse LLP.
    23(c)*      --    Consent of Netherland, Sewell & Associates, Inc.
    23(d)*      --    Consent of H. J. Gruy and Company.
    23(e)*      --    Consent of Ryder Scott Company.
    24*         --    Powers of Attorney.
    25+         --    Statement of Eligibility of Trustee.
    99+         --    Form of Letter of Transmittal.

___________
+   Filed herewith.

*   Previously filed.